

                                                           Financial Statements
                                                           Item 6.(b) 1-A(c)
                                                           Page 1 of 47

                                    GPU, INC.
                                 BALANCE SHEETS
                        ACTUAL (UNAUDITED) AND PRO FORMA
                              AT SEPTEMBER 30, 1997
                              ---------------------
                                 (IN THOUSANDS)

                                                         Actual            Adjustments
                                                       (Unaudited)         (See page 3)        Pro Forma
                                                       -----------         ------------        ---------
Property and Investments:
   Investments in subsidiaries                         $3,250,368           $  (11,410)        $3,238,958
   Other, net                                               5,794                -                  5,794
                                                        ---------            ---------          ---------
       Total property and investments                   3,256,162              (11,410)         3,244,752
                                                        ---------            ---------          ---------

Current Assets:
   Cash and temporary cash investments                        228              160,748            160,976
   Accounts receivable, net                                   669                -                    669
   Prepayments                                                209                -                    209
                                                        ---------            ---------          ---------
       Total current assets                                 1,106              160,748            161,854
                                                        ---------            ---------          ---------

Deferred Debits and Other Assets                            1,148                -                  1,148
                                                        ---------            ---------          ---------

       Total Assets                                    $3,258,416           $  149,338         $3,407,754
                                                        =========            =========          =========


LIABILITIES AND CAPITAL
Capitalization:
   Common stock                                        $  314,458           $    -             $  314,458
   Capital surplus                                        753,082                -                753,082
   Retained earnings                                    2,188,770              (17,879)         2,170,891
                                                        ---------            ---------          ---------
       Total                                            3,256,310              (17,879)         3,238,431
   Less, reacquired common
     stock, at cost                                        82,391                -                 82,391
                                                        ---------            ---------          ---------
       Total capitalization                             3,173,919              (17,879)         3,156,040
                                                        ---------            ---------          ---------

Current Liabilities:
   Notes payable                                           79,300              170,700            250,000
   Accounts payable                                           144                -                    144
   Taxes accrued                                                1               (3,483)            (3,482)
   Interest accrued                                            67                -                     67
   Other                                                    3,579                -                  3,579
                                                        ---------            ---------          ---------
       Total current liabilities                           83,091              167,217            250,308
                                                        ---------            ---------          ---------

Deferred credits and other
  liabilities                                               1,406                -                  1,406
                                                        ---------            ---------          ---------

       Total Liabilities and Capital                   $3,258,416           $  149,338         $3,407,754
                                                        =========            =========          =========



The accompanying notes are an integral part of the financial statements.






                                                            Financial Statements
                                                            Item 6.(b) 1-A(c)
                                                            Page 2 of 47

                                    GPU, INC.
                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                        ACTUAL (UNAUDITED) AND PRO FORMA
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1997
                 ----------------------------------------------
                                 (IN THOUSANDS)


                                                             Actual           Adjustments
                                                           (Unaudited)        (See page 3)        Pro Forma
                                                           -----------        ------------        ---------

Income:
   Equity in earnings of subsidiaries                      $  338,827          $ (11,410)         $  327,417
                                                            ---------           --------           ---------


Expenses, Taxes and Interest:
   Operation and maintenance expense                           10,278               -                 10,278
   Other expense, net                                             176               -                    176
   Taxes, other than income taxes                                 217               -                    217
   Income tax expense/(benefit)                                  -                (3,483)             (3,483)
   Interest expense                                             5,312              9,952              15,264
                                                            ---------           --------           ---------
       Total expenses, taxes and
         interest                                              15,983              6,469              22,452
                                                            ---------           --------           ---------


Net Income                                                 $  322,844          $ (17,879)         $  304,965
                                                            =========           ========           =========





Retained Earnings:

Balance at beginning of period                             $2,103,263          $    -             $2,103,263
   Net income                                                 322,844            (17,879)            304,965
   Cash dividends on common stock                            (237,660)              -               (237,660)
   Net unrealized gain on investments                           8,670               -                  8,670
   Foreign currency translation
       adjustments                                             (6,741)              -                 (6,741)
   Other adjustments                                           (1,606)              -                 (1,606)
                                                            ---------          ---------           ---------

Balance at end of period                                   $2,188,770         $  (17,879)         $2,170,891
                                                            =========          =========           =========











The accompanying notes are an integral part of the financial statements.






                                                            Financial Statements
                                                            Item 6.(b) 1-A(c)
                                                            Page 3 of 47

                                    GPU, INC.
                              PRO FORMA ADJUSTMENTS
                              AT SEPTEMBER 30, 1997
                              ---------------------
                                 (IN THOUSANDS)

                                                        (1)
Cash and temporary cash investments                                               $170,700
       Notes payable                                                                               $170,700

To record the proposed issuance of $170.7 million of borrowings under unsecured debt agreements or the Revolving Credit Agreement, to bring such borrowings up to the charter limit ($250 million charter limit less $79.3 million issued as of September 30, 1997).


                                                        (2)
Other interest                                                                    $  9,952
       Cash and temporary cash investments                                        $  9,952

To record annual interest expense resulting from the proposed issuance of $170.7 million in borrowings at an assumed rate of 5.83%.


                                                        (3)
Taxes accrued                                                                     $  3,483
       Income taxes                                                                                $  3,483

To record the net decrease in the provision for income taxes attributable to the proposed issuance of $170.7 million of borrowings.


                                                        (4)
Equity in earnings of subsidiaries                                                $ 11,410
       Investments in subsidiaries                                                                 $ 11,410

To record GPU, Inc.'s share of the net effect of the subsidiary companies annual interest expense and decrease in the provision for income taxes attributable to the proposed issuance of $317.2 million of borrowings under unsecured debt agreements or the Revolving Credit Agreement, to bring such borrowings up to the aggregate of the subsidiary companies' respective charter limits.




Note: The effects of pro forma journal entries related to SEC File 70-8593 have not been included in this filing since these entries will be filed pursuant to a request for confidential treatment.





                                                                                    Financial Statements
                                                                                    Item 6.(b) 1-B(c)
                                                                                    Page 4 of 47
                       GPU, INC. AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
                        ACTUAL (UNAUDITED) AND PRO FORMA
                              AT SEPTEMBER 30, 1997
                              ---------------------
                                 (IN THOUSANDS)
                                                               Actual             Adjustments
                                                            (Unaudited)           (See page 8)      Pro Forma
                                                            -----------           ------------      ---------
ASSETS
Utility Plant:
   In service, at original cost                                $ 9,873,012        $    -          $ 9,873,012
   Less, accumulated depreciation                                3,953,755             -            3,953,755
                                                                ----------         --------        ----------
     Net utility plant in service                                5,919,257             -            5,919,257
   Construction work in progress                                   223,889             -              223,889
   Other, net                                                      170,217             -              170,217
                                                                ----------         --------         ---------
       Net utility plant                                         6,313,363             -            6,313,363
                                                                ----------         --------        ----------
Other Property and Investments:
   GPU International Group investments, net                        850,315             -              850,315
   Nuclear decommissioning trusts,
    at market                                                      544,607             -              544,607
   Nuclear fuel disposal trust, at market                          107,623             -              107,623
   Other, net                                                       53,713             -               53,713
                                                                ----------         --------        ----------
       Total other property and investments                      1,556,258             -            1,556,258
                                                                ----------         --------        ----------
Current Assets:
   Cash and temporary cash investments                              42,523          459,603           502,126
   Special deposits                                                 29,313             -               29,313
   Accounts receivable:
     Customers, net                                                293,577       -                    293,577
     Other                                                         109,675             -              109,675
   Unbilled revenues                                               129,846       -                    129,846
   Materials & supplies, at average
    cost or less:
     Construction and maintenance                                  185,664             -              185,664
     Fuel                                                           39,600             -               39,600
   Deferred income taxes                                            61,031            61,031
   Prepayments                                                     112,003             -              112,003
   Other                                                               379             -                  379
                                                                ----------         --------        ----------
       Total current assets                                      1,003,611          459,603         1,463,214
                                                                ----------         --------        ----------
Deferred Debits and Other Assets:
   Regulatory assets:
    Three Mile Island Unit 2 deferred costs                        345,352             -              345,352
    Income taxes recoverable through
     future rates                                                  526,623             -              526,623
   Nonutility generation contract buyout
     costs                                                         251,068             -              251,068
    Unamortized property losses                                     97,281             -               97,281
    Other                                                          435,616             -              435,616
                                                                ----------         --------        ----------
       Total regulatory assets                                   1,655,940             -            1,655,940
   Deferred income taxes                                           365,234             -              365,234
   Other                                                           148,943             -              148,943
                                                                ----------         --------        ----------
       Total deferred debits and
         other assets                                            2,170,117             -            2,170,117
                                                                ----------         --------        ----------
      Total Assets                                             $11,043,349        $ 459,603       $11,502,952
                                                                ==========         ========        ==========

The accompanying notes are an integral part of the consolidated financial statements.






                                                                                    Financial Statements
                                                                                    Item 6.(b) 1-B(c)
                                                                                    Page 5 of 47
                       GPU, INC. AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
                        ACTUAL (UNAUDITED) AND PRO FORMA
                              AT SEPTEMBER 30, 1997
                                 (IN THOUSANDS)
                                                                 Actual           Adjustments
                                                               (Unaudited)       (See page 8)       Pro Forma
                                                               -----------       ------------       ---------

LIABILITIES AND CAPITAL

Capitalization:
   Common stock                                                $   314,458        $    -          $   314,458
   Capital surplus                                                 753,082             -              753,082
   Retained earnings                                             2,188,770          (17,879)        2,170,891
                                                                ----------         --------        ----------
       Total                                                     3,256,310          (17,879)        3,238,431
   Less, reacquired common stock, at cost                           82,391             -               82,391
                                                                ----------         --------        ----------
       Total common stockholders' equity                         3,173,919          (17,879)        3,156,040
   Cumulative preferred stock:
     With mandatory redemption                                      91,500             -               91,500
     Without mandatory redemption                                   66,478             -               66,478
   Subsidiary-obligated mandatorily
     redeemable preferred securities                               330,000             -              330,000
   Long-term debt                                                3,211,509             -            3,211,509
                                                                ----------         --------        ----------
      Total capitalization                                       6,873,406          (17,879)        6,855,527
                                                                ----------         --------        ----------

Current Liabilities:
   Securities due within one year                                   63,816             -               63,816
   Notes payable                                                   334,685          487,900           822,585
   Obligations under capital leases                                149,281             -              149,281
   Accounts payable                                                348,188             -              348,188
   Taxes accrued                                                    33,929          (10,418)           23,511
   Deferred energy                                                  30,922             -               30,922
   Interest accrued                                                 53,908             -               53,908
   Other                                                           237,069             -              237,069
                                                                ----------         --------        ----------
      Total current liabilities                                  1,251,798          477,482         1,729,280
                                                                ----------         --------        ----------

Deferred Credits and Other Liabilities:
   Deferred income taxes                                         1,574,264             -            1,574,264
   Unamortized investment tax credits                              125,320             -              125,320
   Three Mile Island Unit 2 future costs                           444,175             -              444,175
   Regulatory liabilities                                           92,379             -               92,379
   Other                                                           682,007             -              682,007
                                                                ----------         --------        ----------
      Total deferred credits and
         other liabilities                                       2,918,145             -            2,918,145
                                                                ----------         --------        ----------

Commitments and Contingencies (Note 1)

      Total Liabilities and Capital                            $11,043,349        $ 459,603       $11,502,952
                                                                ==========         ========        ==========





The accompanying notes are an integral part of the consolidated financial statements.






                                                                                    Financial Statements
                                                                                    Item 6.(b) 1-B(c)
                                                                                    Page 6 of 47
                       GPU, INC. AND SUBSIDIARY COMPANIES
                        CONSOLIDATED STATEMENTS OF INCOME
                        ACTUAL (UNAUDITED) AND PRO FORMA
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1997
                                 (IN THOUSANDS)
                                                                  Actual          Adjustments
                                                               (Unaudited)       (See page 8)       Pro Forma
                                                               -----------       ------------       ---------


Operating Revenues                                             $3,987,604         $    -          $3,987,604
                                                                ---------          --------        ---------

Operating Expenses:
   Fuel                                                           362,549              -             362,549
   Power purchased and interchanged                             1,015,396              -           1,015,396
   Deferral of energy costs, net                                   11,716              -              11,716
   Other operation and maintenance                                942,522              -             942,522
   Depreciation and amortization                                  450,775              -             450,775
   Taxes, other than income taxes                                 352,826              -             352,826
                                                                ---------          --------        ---------
      Total operating expenses                                  3,135,784              -           3,135,784
                                                                ---------          --------        ---------

Operating Income Before Income Taxes                              851,820              -             851,820
   Income tax expense/(benefit)                                   231,122           (10,418)         220,704
                                                                ---------          --------        ---------
Operating Income                                                  620,698            10,418          631,116
                                                                ---------          --------        ---------

Other Income and Deductions:
   Allowance for other funds used during
     construction                                                   1,443              -               1,443
   Other income/(expense), net                                   (118,659)             -            (118,659)
   Income taxes                                                    64,366              -              64,366
                                                                ---------          --------        ---------
       Total other income and deductions                          (52,850)             -             (52,850)
                                                                ---------          --------        ---------

Income Before Interest Charges
   and Preferred Dividends                                        567,848            10,418     578,266
                                                                ---------          --------   ---------

Interest Charges and Preferred Dividends:
   Interest on long-term debt                                     184,085              -             184,085
   Other interest                                                  33,678            28,297           61,975
   Allowance for borrowed funds used
     during construction                                           (5,592)             -              (5,592)
   Dividends on subsidiary-obligated
     mandatorily redeemable preferred
     securities                                                    28,888              -              28,888
   Preferred stock dividends of
     subsidiaries                                                  13,233              -              13,233
   Gain on preferred stock redemption                              (9,288)             -              (9,288)
                                                                ---------          --------        ---------
       Total interest charges and
        preferred dividends                                       245,004            28,297          273,301
                                                                ---------          --------        ---------

Net Income                                                     $  322,844         $ (17,879)      $  304,965
                                                                =========          ========        =========




The accompanying notes are an integral part of the consolidated financial statements.





                                                                                    Financial Statements
                                                                                    Item 6.(b) 1-B(c)
                                                                                    Page 7 of 47

                       GPU, INC. AND SUBSIDIARY COMPANIES
                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                        ACTUAL (UNAUDITED) AND PRO FORMA
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1997
                                 (IN THOUSANDS)


                                                                 Actual           Adjustments
                                                               (Unaudited)      (See page 8)        Pro Forma
                                                               -----------      ------------        ---------

Retained Earnings:

Balance at beginning of period                                 $2,103,263        $    -           $2,103,263
   Net income                                                     322,844          (17,879)          304,965
   Cash dividends on common stock                                (237,660)            -             (237,660)
   Net unrealized gain on investments                               8,670             -                8,670
   Foreign currency translation
      adjustments                                                  (6,741)            -               (6,741)
   Other adjustments                                               (1,606)            -               (1,606)
                                                                ---------          -------         ---------

Balance at end of period                                       $2,188,770        $ (17,879)       $2,170,891
                                                                =========         ========         =========














The accompanying notes are an integral part of the consolidated financial statements.






                                                                                    Financial Statements
                                                                                    Item 6.(b) 1-B(c)
                                                                                    Page 8 of 47

                       GPU, INC. AND SUBSIDIARY COMPANIES
                              PRO FORMA ADJUSTMENTS
                              AT SEPTEMBER 30, 1997
                                 (IN THOUSANDS)


                                                      (1)
Cash and temporary cash investments                                               $487,900
       Notes payable                                                                               $487,900

To record the proposed issuance of $487.9 million of borrowings under unsecured debt agreements or the Revolving Credit Agreement, to bring such borrowings up to the charter limits.


                                                        (2)
Other interest                                                                    $ 28,297
       Cash and temporary cash investments                                                         $ 28,297

To record annual interest expense resulting from the proposed issuance of $487.9 million in borrowings at an assumed average rate of 5.80%.


                                                        (3)
Taxes accrued                                                                     $ 10,418
       Income taxes                                                                                $ 10,418

To record the net decrease in the provision for income taxes attributable to the proposed issuance of $487.9 million of borrowings.




Note: The effects of pro forma journal entries related to SEC File 70-8593 have not been included in this filing since these entries will be filed pursuant to a request for confidential treatment.






                                                                                    Financial Statements
                                                                                    Item 6.(b) 1-C(c)
                                                                                    Page 9 of 47
           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
                           CONSOLIDATED BALANCE SHEETS
                        ACTUAL (UNAUDITED) AND PRO FORMA
                              AT SEPTEMBER 30, 1997
                                 (IN THOUSANDS)
                                                                 Actual         Adjustments
                                                               (Unaudited)      (See page 13)       Pro Forma
                                                               -----------      -------------       ---------

ASSETS
Utility Plant:
   In service, at original cost                                $4,627,088         $    -           $4,627,088
   Less, accumulated depreciation                               1,954,935              -            1,954,935
                                                                ---------          --------         ---------
     Net utility plant in service                               2,672,153              -            2,672,153
   Construction work in progress                                  107,635              -              107,635
   Other, net                                                      99,682              -               99,682
                                                                ---------          --------         ---------
       Net utility plant                                        2,879,470              -            2,879,470
                                                                ---------          --------         ---------

Other Property and Investments:
   Nuclear decommissioning trusts,
    at market                                                     323,817              -              323,817
   Nuclear fuel disposal trust, at market                         107,623              -              107,623
   Other, net                                                       8,354              -                8,354
                                                                ---------          --------         ---------
       Total other property and investments                       439,794              -              439,794
                                                                ---------          --------         ---------

Current Assets:
   Cash and temporary cash investments                             13,469           172,103           185,572
   Special deposits                                                 6,422              -                6,422
   Accounts receivable:
     Customers, net                                               165,410              -              165,410
     Other                                                         16,887              -               16,887
   Unbilled revenues                                               53,636              -               53,636
   Materials & supplies, at average
    cost or less:
     Construction and maintenance                                  91,558              -               91,558
     Fuel                                                          15,939              -               15,939
   Deferred income taxes                                           24,158              -               24,158
   Prepayments                                                     53,783              -               53,783
                                                                ---------          --------         ---------
       Total current assets                                       441,262           172,103           613,365
                                                                ---------          --------         ---------

Deferred Debits and Other Assets:
   Regulatory assets:
    Income taxes recoverable through
     future rates                                                 148,752              -              148,752
    Nonutility generation contract buyout
     costs                                                        143,500              -              143,500
    Three Mile Island Unit 2 deferred costs                       109,653              -              109,653
    Unamortized property losses                                    92,336              -               92,336
    Other                                                         315,422              -              315,422
                                                                ---------          --------         ---------
       Total regulatory assets                                    809,663              -              809,663
   Deferred income taxes                                          149,879              -              149,879
   Other                                                           21,937              -               21,937
                                                                ---------          --------         ---------
       Total deferred debits and
         other assets                                             981,479              -              981,479
                                                                ---------          --------         ---------

       Total Assets                                            $4,742,005         $ 172,103        $4,914,108
                                                                =========          ========         =========

The accompanying notes are an integral part of the consolidated financial statements.






                                                                                    Financial Statements
                                                                                    Item 6.(b) 1-C(c)
                                                                                    Page 10 of 47

           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
                           CONSOLIDATED BALANCE SHEETS
                        ACTUAL (UNAUDITED) AND PRO FORMA
                              AT SEPTEMBER 30, 1997
                                 (IN THOUSANDS)
                                                                 Actual         Adjustments
                                                               (Unaudited)      (See page 13)       Pro Forma
                                                               -----------      -------------       ---------

LIABILITIES AND CAPITAL
Capitalization:
   Common stock                                                $  153,713         $    -           $  153,713
   Capital surplus                                                510,769              -              510,769
   Retained earnings                                              892,230            (6,877)          885,353
                                                                ---------          --------         ---------
     Total common stockholder's equity                          1,556,712            (6,877)        1,549,835
   Cumulative preferred stock:
     With mandatory redemption                                     91,500              -               91,500
     Without mandatory redemption                                  37,741              -               37,741
   Company-obligated mandatorily
     redeemable preferred securities                              125,000              -              125,000
   Long-term debt                                               1,173,244              -            1,173,244
                                                                ---------          --------         ---------
       Total capitalization                                     2,984,197            (6,877)        2,977,320
                                                                ---------          --------         ---------


Current Liabilities:
   Securities due within one year                                  32,511              -               32,511
   Notes payable                                                  106,800           182,700           289,500
   Obligations under capital leases                                86,214              -               86,214
   Accounts payable:
     Affiliates                                                    19,873              -               19,873
     Other                                                         98,166              -               98,166
   Taxes accrued                                                   14,654            (3,720)           10,934
   Deferred energy credits                                         30,922              -               30,922
   Interest accrued                                                29,385              -               29,385
   Other                                                           86,736              -               86,736
                                                                ---------          --------         ---------
       Total current liabilities                                  505,261           178,980           684,241
                                                                ---------          --------         ---------


Deferred Credits and Other Liabilities:
   Deferred income taxes                                          663,579              -              663,579
   Unamortized investment tax credits                              55,243              -               55,243
   Three Mile Island Unit 2 future costs                          111,069              -              111,069
   Nuclear fuel disposal fee                                      132,648              -              132,648
   Regulatory liabilities                                          38,722              -               38,722
   Other                                                          251,286              -              251,286
                                                                ---------          --------         ---------
       Total deferred credits and
         other liabilities                                      1,252,547              -            1,252,547
                                                                ---------          --------         ---------


Commitments and Contingencies (Note 1)

      Total Liabilities and Capital                            $4,742,005         $ 172,103        $4,914,108
                                                                =========          ========         =========

The accompanying notes are an integral part of the consolidated financial statements.





                                                                                    Financial Statements
                                                                                    Item 6.(b) 1-C(c)
                                                                                    Page 11 of 47

           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
                        CONSOLIDATED STATEMENTS OF INCOME
                        ACTUAL (UNAUDITED) AND PRO FORMA
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1997
                                 (IN THOUSANDS)
                                                                 Actual         Adjustments
                                                              (Unaudited)      (See page 13)        Pro Forma
                                                              -----------      -------------        ---------

Operating Revenues                                             $2,066,055        $    -           $2,066,055
                                                                ---------         --------         ---------

Operating Expenses:
   Fuel                                                            93,396             -               93,396
   Power purchased and interchanged:
     Affiliates                                                    19,881             -               19,881
     Others                                                       589,046             -              589,046
   Deferral of energy and capacity
    costs, net                                                     15,592             -               15,592
   Other operation and maintenance                                462,588             -              462,588
   Depreciation and amortization                                  242,310             -              242,310
   Taxes, other than income taxes                                 228,864             -              228,864
                                                                ---------         --------         ---------
      Total operating expenses                                  1,651,677             -            1,651,677
                                                                ---------         --------         ---------

Operating Income Before Income Taxes                              414,378             -              414,378
   Income tax expense/(benefit)                                    99,985           (3,720)           96,265
                                                                ---------         --------         ---------
Operating Income                                                  314,393            3,720           318,113
                                                                ---------          --------        ---------

Other Income and Deductions:
   Allowance for other funds used during
     construction                                                     644             -                  644
   Other income, net                                                4,658             -                4,658
   Income taxes                                                    (2,376)            -               (2,376)
                                                                ---------         --------         ---------
      Total other income and deductions                             2,926             -                2,926
                                                                ---------         --------         ---------

Income Before Interest Charges and
   Dividends on Preferred Securities                              317,319            3,720           321,039
                                                                ---------         --------         ---------

Interest Charges and Dividends
 on Preferred Securities:
   Interest on long-term debt                                      90,506             -               90,506
   Other interest                                                  13,849           10,597            24,446
   Allowance for borrowed funds used
     during construction                                           (2,510)            -               (2,510)
   Dividends on company-obligated mandatorily
     redeemable preferred securities                               10,700             -               10,700
                                                                ---------         --------         ---------
       Total interest charges and dividends
         on preferred securities                                  112,545           10,597           123,142
                                                                ---------         --------         ---------

Net Income                                                        204,774           (6,877)          197,897
   Preferred stock dividends                                       11,800             -               11,800
                                                                ---------         --------         ---------
Earnings Available for Common Stock                            $  192,974        $  (6,877)       $  186,097
                                                                =========         ========         =========

The accompanying notes are an integral part of the consolidated financial statements.





                                                                                    Financial Statements
                                                                                    Item 6.(b) 1-C(c)
                                                                                    Page 12 of 47

           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                        ACTUAL (UNAUDITED) AND PRO FORMA
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1997
                                 (IN THOUSANDS)


                                                                Actual       Adjustments
                                                             (Unaudited)   (See page 13)            Pro Forma
                                                             -----------   -------------            ---------

Retained Earnings:

Balance at beginning of period                                 $ 829,256         $    -           $ 829,256
   Net income                                                    204,774      (6,877)               197,897
   Cash dividends on common stock                               (130,000)             -            (130,000)
   Cash dividends on cumulative
    preferred stock                                              (11,800)             -             (11,800)
                                                                --------          --------         --------

Balance at end of period                                       $ 892,230         $  (6,877)       $ 885,353
                                                                ========          ========         ========
































The accompanying notes are an integral part of the consolidated financial statements.





                                                                                    Financial Statements
                                                                                    Item 6.(b) 1-C(c)
                                                                                    Page 13 of 47

           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
                              PRO FORMA ADJUSTMENTS
                              AT SEPTEMBER 30, 1997
                                 (IN THOUSANDS)


                                                        (1)
Cash and temporary cash investments                                               $182,700
       Notes payable                                                                               $182,700

To record the proposed issuance of $182.7 million of borrowings under unsecured debt agreements or the Revolving Credit Agreement, to bring such borrowings up to the charter limit ($289.5 million charter limit less $106.8 million issued as of September 30, 1997).


                                                        (2)
Other interest                                                                    $ 10,597
       Cash and temporary cash investments                                                         $ 10,597

To record annual interest expense resulting from the proposed issuance of $182.7 million in borrowings at an assumed rate of 5.80%.


                                                        (3)
Taxes accrued                                                                     $  3,720
       Income taxes                                                                                $  3,720

To record the net decrease in the provision for income taxes attributable to the proposed issuance of $182.7 million of borrowings.






                                                                                    Financial Statements
                                                                                    Item 6.(b) 1-D(c)
                                                                                    Page 14 of 47
              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
                        ACTUAL (UNAUDITED) AND PRO FORMA
                              AT SEPTEMBER 30, 1997
                                 (IN THOUSANDS)
                                                                Actual          Adjustments
                                                             (Unaudited)        (See page 18)       Pro Forma
                                                             -----------        -------------       ---------

ASSETS
Utility Plant:
   In service, at original cost                                $2,384,433         $    -           $2,384,433
   Less, accumulated depreciation                                 896,917              -              896,917
                                                                ---------          --------         ---------
     Net utility plant in service                               1,487,516              -            1,487,516
   Construction work in progress                                   45,407              -               45,407
   Other, net                                                      41,457              -               41,457
                                                                ---------          --------         ---------
       Net utility plant                                        1,574,380              -            1,574,380
                                                                ---------          --------         ---------

Other Property and Investments:
   Nuclear decommissioning trusts,
    at market                                                     156,722              -              156,722
   Other, net                                                      11,676              -               11,676
                                                                ---------          --------         ---------
       Total other property and investments                       168,398              -              168,398
                                                                ---------          --------         ---------

Current Assets:
   Cash and temporary cash investments                              3,258            63,147            66,405
   Special deposits                                                 1,152              -                1,152
   Accounts receivable:
     Customers, net                                                62,810              -               62,810
     Other                                                         33,479              -               33,479
   Unbilled revenues                                               37,299              -               37,299
   Materials & supplies, at average
    cost or less:
     Construction and maintenance                                  38,974              -               38,974
     Fuel                                                           9,311              -                9,311
   Prepayments                                                     11,983              -               11,983
                                                                ---------          --------         ---------
       Total current assets                                       198,266            63,147           261,413
                                                                ---------          --------         ---------

Deferred Debits and Other Assets:
   Regulatory assets:
    Income taxes recoverable through
     future rates                                                 172,186              -              172,186
    Three Mile Island Unit 2 deferred costs                       147,141              -              147,141
    Nonutility generation contract buyout
     costs                                                         78,868              -               78,868
    Other                                                          66,618              -               66,618
                                                                ---------          --------         ---------
       Total regulatory assets                                    464,813              -              464,813
   Deferred income taxes                                           89,932              -               89,932
   Other                                                           18,191              -               18,191
                                                                ---------          --------         ---------
       Total deferred debits and
         other assets                                             572,936              -              572,936
                                                                ---------          --------         ---------

       Total Assets                                            $2,513,980         $  63,147        $2,577,127
                                                                =========          ========         =========

The accompanying notes are an integral part of the consolidated financial statements.





                                                                                    Financial Statements
                                                                                    Item 6.(b) 1-D(c)
                                                                                    Page 15 of 47

              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
                        ACTUAL (UNAUDITED) AND PRO FORMA
                              AT SEPTEMBER 30, 1997
                                 (IN THOUSANDS)
                                                                Actual            Adjustments
                                                             (Unaudited)        (See page 18)       Pro Forma
                                                             -----------        -------------       ---------

LIABILITIES AND CAPITAL
Capitalization:
   Common stock                                                $   66,273         $    -           $   66,273
   Capital surplus                                                370,200              -              370,200
   Retained earnings                                              302,500            (2,254)          300,246
                                                                ---------          --------         ---------
     Total common stockholder's equity                            738,973            (2,254)          736,719
   Cumulative preferred stock                                      12,056              -               12,056
   Company-obligated mandatorily
     redeemable preferred securities                              100,000              -              100,000
   Long-term debt                                                 576,923              -              576,923
                                                                ---------          --------         ---------
       Total capitalization                                     1,427,952            (2,254)        1,425,698
                                                                ---------          --------         ---------


Current Liabilities:
   Securities due within one year                                      22              -                   22
   Notes payable                                                   65,056            67,000           132,056
   Obligations under capital leases                                40,609              -               40,609
   Accounts payable:
     Affiliates                                                    41,852              -               41,852
     Other                                                         83,892              -               83,892
   Taxes accrued                                                   11,629            (1,599)           10,030
   Interest accrued                                                10,246              -               10,246
   Other                                                           39,765              -               39,765
                                                                ---------          --------         ---------
       Total current liabilities                                  293,071            65,401           358,472
                                                                ---------          --------         ---------


Deferred Credits and Other Liabilities:
   Deferred income taxes                                          409,370              -              409,370
   Three Mile Island Unit 2 future costs                          222,037              -              222,037
   Unamortized investment tax credits                              30,232              -               30,232
   Nuclear fuel disposal fee                                       29,964              -               29,964
   Regulatory liabilities                                          24,990              -               24,990
   Other                                                           76,364              -               76,364
                                                                ---------          --------         ---------
       Total deferred credits and
         other liabilities                                        792,957              -              792,957
                                                                ---------          --------         ---------


Commitments and Contingencies (Note 1)

      Total Liabilities and Capital                            $2,513,980         $  63,147        $2,577,127
                                                                =========          ========         =========




The accompanying notes are an integral part of the consolidated financial statements.






                                                                                    Financial Statements
                                                                                    Item 6.(b) 1-D(c)
                                                                                    Page 16 of 47

              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATED STATEMENTS OF INCOME
                        ACTUAL (UNAUDITED) AND PRO FORMA
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1997
                                 (IN THOUSANDS)
                                                                Actual           Adjustments
                                                             (Unaudited)        (See page 18)       Pro Forma
                                                             -----------        -------------       ---------

Operating Revenues                                              $934,560          $   -            $934,560
                                                                 -------           -------          -------

Operating Expenses:
   Fuel                                                           92,267              -              92,267
   Power purchased and interchanged:
     Affiliates                                                   17,043              -              17,043
     Others                                                      221,661              -             221,661
   Deferral of energy costs, net                                  (6,501)             -              (6,501)
   Other operation and maintenance                               223,235              -             223,235
   Depreciation and amortization                                 104,181              -             104,181
   Taxes, other than income taxes                                 58,659              -              58,659
                                                                 -------           -------          -------
      Total operating expenses                                   710,545              -             710,545
                                                                 -------           -------          -------

Operating Income Before Income Taxes                             224,015              -             224,015
   Income tax expense/(benefit)                                   66,081            (1,599)          64,482
                                                                 -------           -------          -------
Operating Income                                                 157,934             1,599          159,533
                                                                 -------           -------          -------

Other Income and Deductions:
   Allowance for other funds used during
     construction                                                    578              -                 578
   Other income, net                                               3,559              -               3,559
   Income taxes                                                   (1,699)             -              (1,699)
                                                                 -------           -------          -------
      Total other income and deductions                            2,438              -               2,438
                                                                 -------           -------          -------

Income Before Interest Charges and
   Dividends on Preferred Securities                             160,372             1,599          161,971
                                                                 -------           -------          -------

Interest Charges and Dividends
 on Preferred Securities:
   Interest on long-term debt                                     44,529              -              44,529
   Other interest                                                  6,650             3,853           10,503
   Allowance for borrowed funds used
     during construction                                            (761)             -                (761)
   Dividends on company-obligated mandatorily
     redeemable preferred securities                               9,000              -               9,000
                                                                 -------           -------          -------
       Total interest charges and dividends
         on preferred securities                                  59,418             3,853           63,271
                                                                 -------           -------          -------

Net Income                                                       100,954            (2,254)          98,700
   Preferred stock dividends                                         597              -                 597
   Gain on preferred stock reacquisition                           3,722              -               3,722
                                                                 -------           -------          -------
Earnings Available for Common Stock                             $104,079          $ (2,254)        $101,825
                                                                 =======           =======          =======

The accompanying notes are an integral part of the consolidated financial statements.






                                                                                    Financial Statements
                                                                                    Item 6.(b) 1-D(c)
                                                                                    Page 17 of 47

              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                        ACTUAL (UNAUDITED) AND PRO FORMA
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1997
                                 (IN THOUSANDS)


                                                                  Actual          Adjustments
                                                               (Unaudited)      (See page 18)       Pro Forma
                                                               -----------      -------------       ---------
Retained Earnings:

Balance at beginning of period                                  $252,952           $   -             $252,952
   Net income                                                    100,954             (2,254)           98,700
   Cash dividends on common stock                                (60,000)              -              (60,000)
   Cash dividends on cumulative
    preferred stock                                                 (597)              -                 (597)
   Redemption of preferred stock                                   3,722               -                3,722
   Net unrealized gain on investments                              5,780               -                5,780
   Other adjustments                                                (311)              -                 (311)
                                                                 -------            -------           -------

Balance at end of period                                        $302,500           $ (2,254)         $300,246
                                                                 =======            =======           =======





























The accompanying notes are an integral part of the consolidated financial statements.





                                                                                    Financial Statements
                                                                                    Item 6.(b) 1-D(c)
                                                                                    Page 18 of 47

              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
                              PRO FORMA ADJUSTMENTS
                              AT SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                                        (1)
Cash and temporary cash investments                                               $ 67,000
       Notes payable                                                                               $ 67,000

To record the proposed issuance of $67.0 million of borrowings under unsecured debt agreements or the Revolving Credit Agreement, to bring such borrowings up to the charter limit ($132.1 million charter limit less $65.1 million issued as of September 30, 1997).


                                                        (2)
Other interest                                                                    $  3,853
       Cash and temporary cash investments                                                         $  3,853

To record annual interest expense resulting from the proposed issuance of $67.0 million in borrowings at an assumed rate of 5.75%.


                                                        (3)
Taxes accrued                                                                     $  1,599
       Income taxes                                                                                $  1,599

To record the net decrease in the provision for income taxes attributable to the proposed issuance of $67.0 million of borrowings.






                                                                                    Financial Statements
                                                                                    Item 6.(b) 1-E(c)
                                                                                    Page 19 of 47

             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
                        ACTUAL (UNAUDITED) AND PRO FORMA
                              AT SEPTEMBER 30, 1997
                                 (IN THOUSANDS)
                                                                Actual          Adjustments
                                                             (Unaudited)        (See page 23)       Pro Forma
                                                             -----------        -------------       ---------

ASSETS
Utility Plant:
   In service, at original cost                                $2,776,508         $    -           $2,776,508
   Less, accumulated depreciation                               1,070,030              -            1,070,030
                                                                ---------          --------         ---------
     Net utility plant in service                               1,706,478              -            1,706,478
   Construction work in progress                                   70,847              -               70,847
   Other, net                                                      27,506              -               27,506
                                                                ---------          --------         ---------
       Net utility plant                                        1,804,831              -            1,804,831
                                                                ---------          --------         ---------

Other Property and Investments:
   Nuclear decommissioning trusts, at market                       64,068              -               64,068
   Other, net                                                       7,065              -                7,065
                                                                ---------          --------         ---------
       Total other property and investments                        71,133              -               71,133
                                                                ---------          --------         ---------

Current Assets:
   Cash and temporary cash investments                              4,236            63,605            67,841
   Special deposits                                                 2,637              -                2,637
   Accounts receivable:
     Customers, net                                                65,357              -               65,357
     Other                                                         33,861              -               33,861
   Unbilled revenues                                               38,911              -               38,911
   Materials & supplies, at average
    cost or less:
     Construction and maintenance                                  49,587              -               49,587
     Fuel                                                          14,350              -               14,350
   Deferred income taxes                                              466              -                  466
   Prepayments                                                     34,960              -               34,960
                                                                ---------          --------         ---------
       Total current assets                                       244,365            63,605           307,970
                                                                ---------          --------         ---------

Deferred Debits and Other Assets:
   Regulatory assets:
    Income taxes recoverable through
     future rates                                                 205,685              -              205,685
    Three Mile Island Unit 2 deferred costs                        88,558              -               88,558
    Other                                                          88,653              -               88,653
                                                                ---------          --------         ---------
       Total regulatory assets                                    382,896              -              382,896
   Deferred income taxes                                           58,776              -               58,776
   Other                                                           16,273              -               16,273
                                                                ---------          --------         ---------
       Total deferred debits and
         other assets                                             457,945              -              457,945
                                                                ---------          --------         ---------

       Total Assets                                            $2,578,274         $  63,605        $2,641,879
                                                                =========          ========         =========


The accompanying notes are an integral part of the consolidated financial statements.






                                                                                    Financial Statements
                                                                                    Item 6.(b) 1-E(c)
                                                                                    Page 20 of 47

             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
                        ACTUAL (UNAUDITED) AND PRO FORMA
                              AT SEPTEMBER 30, 1997
                                 (IN THOUSANDS)
                                                                Actual            Adjustments
                                                             (Unaudited)        (See page 23)       Pro Forma
                                                             -----------        -------------       ---------

LIABILITIES AND CAPITAL
Capitalization:
   Common stock                                                $  105,812         $    -           $  105,812
   Capital surplus                                                285,486              -              285,486
   Retained earnings                                              400,669            (2,279)          398,390
                                                                ---------          --------         ---------
     Total common stockholder's equity                            791,967            (2,279)          789,688
   Cumulative preferred stock                                      16,681              -               16,681
   Company-obligated mandatorily
     redeemable preferred securities                              105,000              -              105,000
   Long-term debt                                                 676,444              -              676,444
                                                                ---------          --------         ---------
       Total capitalization                                     1,590,092            (2,279)        1,587,813
                                                                ---------          --------         ---------


Current Liabilities:
   Securities due within one year                                  30,011              -               30,011
   Notes payable                                                   83,529            67,500           151,029
   Obligations under capital leases                                21,096              -               21,096
   Accounts payable:
     Affiliates                                                    20,900              -               20,900
     Other                                                         51,964              -               51,964
   Taxes accrued                                                    7,914            (1,616)            6,298
   Interest accrued                                                10,272              -               10,272
   Vacations accrued                                                6,193              -                6,193
   Other                                                           22,062              -               22,062
                                                                ---------          --------         ---------
       Total current liabilities                                  253,941            65,884           319,825
                                                                ---------          --------         ---------


Deferred Credits and Other Liabilities:
   Deferred income taxes                                          474,474              -              474,474
   Three Mile Island Unit 2 future costs                          111,069              -              111,069
   Unamortized investment tax credits                              39,845              -               39,845
   Nuclear fuel disposal fee                                       14,982              -               14,982
   Regulatory liabilities                                          30,099              -               30,099
   Other                                                           63,772              -               63,772
                                                                ---------          --------         ---------
       Total deferred credits and
         other liabilities                                        734,241              -              734,241
                                                                ---------          --------         ---------


Commitments and Contingencies (Note 1)

      Total Liabilities and Capital                            $2,578,274         $  63,605        $2,641,879
                                                                =========          ========         =========


The accompanying notes are an integral part of the consolidated financial statements.






                                                                                    Financial Statements
                                                                                    Item 6.(b) 1-E(c)
                                                                                    Page 21 of 47

             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATED STATEMENTS OF INCOME
                        ACTUAL (UNAUDITED) AND PRO FORMA
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1997
                                 (IN THOUSANDS)
                                                                Actual           Adjustments
                                                             (Unaudited)        (See page 23)       Pro Forma
                                                             -----------        -------------       ---------

Operating Revenues                                             $1,042,569        $    -           $1,042,569
                                                                ---------         --------         ---------

Operating Expenses:
   Fuel                                                           176,886             -              176,886
   Power purchased and interchanged:
     Affiliates                                                     3,956             -                3,956
     Others                                                       204,594             -              204,594
   Deferral of energy costs, net                                    2,625             -                2,625
   Other operation and maintenance                                261,216             -              261,216
   Depreciation and amortization                                  104,284             -              104,284
   Taxes, other than income taxes                                  65,086             -               65,086
                                                                ---------         --------         ---------
      Total operating expenses                                    818,647             -              818,647
                                                                ---------         --------         ---------

Operating Income Before Income Taxes                              223,922             -              223,922
   Income tax expense/(benefit)                                    65,056           (1,616)           63,440
                                                                ---------         --------         ---------
Operating Income                                                  158,866            1,616           160,482
                                                                ---------         --------         ---------

Other Income and Deductions:
   Allowance for other funds used during
     construction                                                     221             -                  221
   Other income, net                                                1,108             -                1,108
   Income taxes                                                      (487)            -                 (487)
                                                                ---------         --------         ---------
      Total other income and deductions                               842             -                  842
                                                                ---------         --------         ---------

Income Before Interest Charges and
   Dividends on Preferred Securities                              159,708            1,616           161,324
                                                                ---------         --------         ---------

Interest Charges and Dividends
 on Preferred Securities:
   Interest on long-term debt                                      49,050             -               49,050
   Other interest                                                   7,867            3,895            11,762
   Allowance for borrowed funds used
     during construction                                           (2,321)            -               (2,321)
   Dividends on company-obligated mandatorily
     redeemable preferred securities                                9,188             -                9,188
                                                                ---------         --------         ---------
       Total interest charges and dividends
         on preferred securities                                   63,784            3,895            67,679
                                                                ---------         --------         ---------

Net Income                                                         95,924           (2,279)           93,645
   Preferred stock dividends                                          836             -                  836
   Gain on preferred stock reacquisition                            5,566             -                5,566
                                                                ---------         --------         ---------
Earnings Available for Common Stock                            $  100,654        $  (2,279)       $   98,375
                                                                =========         ========         =========

The accompanying notes are an integral part of the consolidated financial statements.






                                                                                    Financial Statements
                                                                                    Item 6.(b) 1-E(c)
                                                                                    Page 22 of 47

             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                        ACTUAL (UNAUDITED) AND PRO FORMA
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1997
                                 (IN THOUSANDS)


                                                         Actual              Adjustments
                                                       (Unaudited)           (See page 23)          Pro Forma
                                                       -----------           -------------          ---------

Retained Earnings:

Balance at beginning of period                            $352,146               $   -              $352,146
    Net income                                              95,924                 (2,279)            93,645
    Cash dividends on common stock                         (55,000)                  -               (55,000)
    Cash dividends on cumulative
     preferred stock                                          (836)                  -                  (836)
    Redemption of preferred stock                            5,566                   -                 5,566
    Net unrealized gain on investments                       2,890                   -                 2,890
    Other adjustments                                          (21)                  -                   (21)
                                                           -------                -------            -------

Balance at end of period                                  $400,669               $ (2,279)          $398,390
                                                           =======                =======            =======





























The accompanying notes are an integral part of the consolidated financial statements.






                                                                                    Financial Statements
                                                                                    Item 6.(b) 1-E(c)
                                                                                    Page 23 of 47

             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
                              PRO FORMA ADJUSTMENTS
                              AT SEPTEMBER 30, 1997
                                 (IN THOUSANDS)


                                                        (1)
Cash and temporary cash investments                                               $ 67,500
       Notes payable                                                                               $ 67,500

To record the proposed issuance of $67.5 million of borrowings under unsecured debt agreements or the Revolving Credit Agreement, to bring such borrowings up to the charter limit ($151.1 million charter limit less $83.6 million issued as of September 30, 1997).


                                                        (2)
Other interest                                                                    $  3,895
       Cash and temporary cash investments                                                         $  3,895

To record annual interest expense resulting from the proposed issuance of $67.5 million in borrowings at an assumed rate of 5.77%.


                                                        (3)
Taxes accrued                                                                     $  1,616
       Income taxes                                                                                $ 1,616

To record the net decrease in the provision for income taxes attributable to the proposed issuance of $67.5 million of borrowings.






                                                           Financial Statements
                                                                      Item 6.(b)
                                                                  Page 24 of 47


GPU, INC. AND SUBSIDIARY COMPANIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Unaudited)

       GPU, Inc., a Pennsylvania corporation, is a holding company registered under the Public Utility Holding Company Act of 1935. GPU, Inc. does not directly operate any utility properties, but owns all the outstanding common stock of three domestic electric utilities serving customers in New Jersey -- Jersey Central Power & Light Company (JCP&L) -- and Pennsylvania -- Metropolitan Edison Company (Met-Ed) and Pennsylvania Electric Company (Penelec). The customer service, transmission and distribution operations of these electric utilities are conducting business under the name GPU Energy. JCP&L, Met-Ed and Penelec considered together are referred to as the "GPU Energy companies." The generation operations of the GPU Energy companies are conducted by GPU Generation, Inc. (Genco) and GPU Nuclear, Inc. (GPUN). GPU, Inc. also owns all the common stock of GPU International, Inc., GPU Power, Inc. and GPU Electric, Inc. which develop, own and operate generation, transmission and distribution facilities in the United States and in foreign countries. Collectively, these are referred to as the "GPU International Group." Other wholly owned subsidiaries of GPU, Inc. are GPU Advanced Resources, Inc. (GPU AR), a nonregulated subsidiary formed to engage in energy services, retail energy sales and telecommunications services; and GPU Service, Inc. (GPUS), which provides certain legal, accounting, financial and other services to the GPU companies. All of these companies considered together are referred to as "GPU."

        These notes should be read in conjunction with the notes to consolidated financial statements included in the 1996 Annual Report on Form 10-K. For disclosures required by generally accepted accounting principles, see the 1996 Annual Report on Form 10-K.


1.      COMMITMENTS AND CONTINGENCIES

                               NUCLEAR FACILITIES

        The GPU Energy companies have made investments in three major nuclear projects--Three Mile Island Unit 1 (TMI-1) and Oyster Creek, both of which are operating generation facilities, and Three Mile Island Unit 2 (TMI-2), which was damaged during a 1979 accident. TMI-1 and TMI-2 are jointly owned by JCP&L, Met-Ed and Penelec in the percentages of 25%, 50% and 25%, respectively. Oyster Creek is owned by JCP&L. At September 30, 1997, the GPU Energy companies' net investment in TMI-1 and Oyster Creek, including nuclear fuel, was as follows:

                                                   Net Investment (in millions)
                                                   TMI-1          Oyster Creek
               September 30, 1997

               JCP&L                               $156                  $717
               Met-Ed                               302                     -
               Penelec                              148                     -
                                                    ---                     -
                 Total                             $606                  $717
                                                    ===                   ===

                                                        Financial Statements
                                                        Item 6.(b)
                                                        Page 25 of 47

       The GPU Energy companies' net investment in TMI-2 at September 30, 1997 was $82 million (JCP&L $74 million; Met-Ed $1 million; Penelec $7 million). JCP&L is collecting revenues for TMI-2 on a basis which provides for the recovery of its remaining investment in the plant by 2008. Met-Ed and Penelec are collecting revenues for TMI-2 related to their wholesale customers.

       Costs associated with the operation, maintenance and retirement of nuclear plants have continued to be significant and less predictable than costs associated with other sources of generation, in large part due to changing regulatory requirements, safety standards, availability of nuclear waste disposal facilities and experience gained in the construction and operation of nuclear facilities. The GPU Energy companies may also incur costs and experience reduced output at their nuclear plants because of the prevailing design criteria at the time of construction and the age of the plants' systems and equipment. In addition, for economic or other reasons, operation of these plants for the full term of their operating licenses cannot be assured. Also, not all risks associated with the ownership or operation of nuclear facilities may be adequately insured or insurable. Consequently, the recovery of costs associated with nuclear projects, including replacement power, any unamortized investment at the end of each plant's useful life (whether scheduled or premature), the carrying costs of that investment and retirement costs, is not assured. (See the Competition and the Changing Regulatory Environment section.)

       In addition to the continued operation of the Oyster Creek facility, JCP&L is exploring the sale or early retirement of the plant to mitigate costs associated with its continued operation. JCP&L is exploring these options due to the plant's high cost of generation compared to the current market price of electricity. If a decision is made to retire the plant early, retirement would likely occur in 2000. Management believes that the current rate structure would allow for the recovery of and return on its net investment in the plant and provide for decommissioning costs.

       In response to an inquiry regarding the possible sale of Oyster Creek, the GPU Energy companies have stated that they would also consider selling TMI-1. Unlike Oyster Creek, however, the early retirement of TMI-1 is not being considered because of its lower operating costs. In October 1997, the GPU Energy companies entered into a confidentiality agreement with a potential buyer of TMI-1 and Oyster Creek.

TMI-2:

       The 1979 TMI-2 accident resulted in significant damage to, and contamination of, the plant and a release of radioactivity to the environment. A cleanup program was completed in 1990, and after receiving Nuclear Regulatory Commission (NRC) approval, TMI-2 entered into long-term monitored storage in 1993.

                                                            Financial Statements
                                                            Item 6.(b)
                                                            Page 26 of 47

       As a result of the accident and its aftermath, individual claims for alleged personal injury (including claims for punitive damages), which are material in amount, were asserted against GPU, Inc. and the GPU Energy companies. Approximately 2,100 of such claims were filed in the United States District Court for the Middle District of Pennsylvania. Some of the claims also seek recovery for injuries from alleged emissions of radioactivity before and after the accident.

       At the time of the TMI-2 accident, as provided for in the Price-Anderson Act, the GPU Energy companies had (a) primary financial protection in the form of insurance policies with groups of insurance companies providing an aggregate of $140 million of primary coverage, (b) secondary financial protection in the form of private liability insurance under an industry retrospective rating plan providing for up to an aggregate of $335 million in premium charges under such plan, and (c) an indemnity agreement with the NRC for up to $85 million, bringing their total financial protection up to an aggregate of $560 million. Under the secondary level, the GPU Energy companies are subject to a retrospective premium charge of up to $5 million per reactor, or a total of $15 million (JCP&L $7.5 million; Met-Ed $5 million; Penelec $2.5 million).

       In October 1995, the U.S. Court of Appeals for the Third Circuit ruled that the Price-Anderson Act provides coverage under its primary and secondary levels for punitive as well as compensatory damages, but that punitive damages could not be recovered against the Federal Government under the third level of financial protection. In so doing, the Court of Appeals referred to the "finite fund" (the $560 million of financial protection under the Price- Anderson Act) to which plaintiffs must resort to recover compensatory as well as punitive damages.

       The Court of Appeals also ruled that the standard of care owed by the defendants to a plaintiff was determined by the specific level of radiation which was released into the environment, as measured at the site boundary, rather than as measured at the specific site where the plaintiff was located at the time of the accident (as the defendants proposed). The Court of Appeals also held that each plaintiff still must demonstrate exposure to radiation released during the TMI-2 accident and that such exposure had resulted in injuries. In 1996, the U.S. Supreme Court denied petitions filed by GPU, Inc. and the GPU Energy companies to review the Court of Appeals' rulings.

       In June 1996, the District Court granted a motion for summary judgment filed by GPU, Inc. and the GPU Energy companies, and dismissed all of the 2,100 pending claims. The Court ruled that there was no evidence which created a genuine issue of material fact warranting submission of plaintiffs' claims to a jury. The plaintiffs have appealed the District Court's ruling to the Third Circuit, before which the matter is pending. There can be no assurance as to the outcome of this litigation.

       Based on the above, GPU, Inc. and the GPU Energy companies believe that any liability to which they might be subject by reason of the TMI-2 accident will not exceed their financial protection under the Price-Anderson Act.

                                                         Financial Statements
                                                         Item 6.(b)
                                                         Page 27 of 47

                         NUCLEAR PLANT RETIREMENT COSTS

       Retirement costs for nuclear plants include decommissioning the radiological portions of the plants and the cost of removal of nonradiological structures and materials. The disposal of spent nuclear fuel is covered separately by contracts with the Department of Energy (DOE).

       In 1990, the GPU Energy companies submitted a report, in compliance with NRC regulations, setting forth a funding plan (employing the external sinking fund method) for the decommissioning of their nuclear reactors. Under this plan, the GPU Energy companies intend to complete the funding for Oyster Creek and TMI-1 by the end of the plants' license terms, 2009 and 2014, respectively. The TMI-2 funding completion date is 2014, consistent with TMI-2's remaining in long-term storage and being decommissioned at the same time as TMI-1. Based on NRC studies, a comparable funding target was developed for TMI-2 which took the accident into account. Under the NRC regulations, the funding targets (in 1997 dollars) are as follows:

                                             (in millions)
                                                                 Oyster
                               TMI-1            TMI-2            Creek

JCP&L                          $ 44             $ 70             $230
Met-Ed                           89              141                -
Penelec                          44               70                -
                                 --               --                -
    Total                      $177             $281             $230
                                ===              ===              ===

The funding targets, while not considered cost estimates, are reference levels designed to assure that licensees demonstrate adequate financial responsibility for decommissioning. While the NRC regulations address activities related to the removal of the radiological portions of the plants, they do not establish residual radioactivity limits nor do they address costs related to the removal of nonradiological structures and materials.

       In 1995, a consultant to GPUN performed site-specific studies of the TMI site, including both Units 1 and 2, and of Oyster Creek, that considered various decommissioning methods and estimated the cost of decommissioning the radiological portions and the cost of removal of the nonradiological portions of each plant, using the prompt removal/dismantlement method. GPUN management has reviewed the methodology and assumptions used in these studies, is in agreement with them, and believes the results are reasonable. The retirement cost estimates under the site-specific studies are as follows (in 1997 dollars):

                                                   (in millions)
                                                                       Oyster
GPU                                  TMI-1            TMI-2            Creek

Radiological decommissioning         $324             $393             $381
Nonradiological cost of removal        80               35 *             36
                                       --               --               --
    Total                            $404             $428             $417
                                      ===              ===              ===

* Net of $9.3 million spent as of September 30, 1997.

                                                      Financial Statements
                                                      Item 6.(b)
                                                      Page 28 of 47


Each of the GPU Energy companies is responsible for retirement costs in proportion to its respective ownership percentage.

       The ultimate cost of retiring the GPU Energy companies' nuclear facilities may be different from the cost estimates contained in these site-specific studies. Such costs are subject to (a) the escalation of various cost elements (for reasons including, but not limited to, general inflation), (b) the further development of regulatory requirements governing decommissioning, (c) the technology available at the time of decommissioning, and (d) the availability of nuclear waste disposal facilities.

       The GPU Energy companies charge to depreciation expense and accrue retirement costs based on amounts being collected from customers. Currently, the GPU Energy companies are collecting retirement costs which are less than the retirement cost estimates in the 1995 site-specific studies, and they do not intend to increase these accruals until increased collections from customers are obtained. Customer collections are contributed to external trust funds. These deposits, including the related earnings, are classified as Nuclear Decommissioning Trusts, at Market on the Consolidated Balance Sheets. Accounting for retirement costs may change based upon the Financial Accounting Standards Board (FASB) Exposure Draft discussed below.

       The FASB has issued an Exposure Draft titled "Accounting for Certain Liabilities Related to Closure or Removal of Long-Lived Assets," which includes nuclear plant retirement costs. If the Exposure Draft is adopted, Oyster Creek and TMI-1 future retirement costs would have to be recognized as a liability immediately, rather than the current industry practice of accruing these costs in accumulated depreciation over the life of the plants. A regulatory asset for amounts probable of recovery through rates would also be established. Any amounts not probable of recovery through rates would have to be charged to expense. (For TMI-2, a liability (in 1997 dollars) has already been recognized, based on the 1995 site-specific study because the plant is no longer operating (see TMI-2)). The effective date of this accounting change could be as early as January 1, 1998.

TMI-1 and Oyster Creek:

       The New Jersey Board of Public Utilities (NJBPU) has granted JCP&L annual revenues for TMI-1 and Oyster Creek retirement costs of $2.5 million and $13.5 million, respectively. These annual revenues are based on both the NRC funding targets for radiological decommissioning costs and a site-specific study which was performed in 1988 for nonradiological costs of removal. The Stipulation of Final Settlement approved by the NJBPU in March 1997 allows for JCP&L's future collection of retirement costs to increase annually to $5.2 million and $22.5 million for TMI-1 and Oyster Creek, respectively, beginning in 1998, based on the 1995 site-specific study estimates.

                                                        Financial Statements
                                                        Item 6.(b)
                                                        Page 29 of 47


       The Pennsylvania Public Utility Commission (PaPUC) has granted Met-Ed annual revenues for TMI-1 retirement costs of $8.5 million based on both the NRC funding target for radiological decommissioning costs and the 1988 site-specific study for nonradiological costs of removal. The PaPUC also granted Penelec annual revenues of $4.2 million for its share of TMI-1 retirement costs, on a basis consistent with that granted Met-Ed. As part of their restructuring plans filed with the PaPUC in June 1997, Met-Ed and Penelec have requested that these amounts be increased to reflect the estimated retirement costs contained in the 1995 site-specific study for radiological decommissioning and nonradiological costs of removal.

       The amounts charged to depreciation expense for the nine months ended September 30, 1997 and the provisions for the future expenditure of these funds, which have been made in accumulated depreciation, are as follows:

                                                             (in millions)
                                                                         Oyster
                                                        TMI-1            Creek
Amount expensed for the nine
 months ended September 30, 1997:
       JCP&L                                            $  2             $ 10
       Met-Ed                                              6                -
       Penelec                                             3                -
                                                         ---              ---
                                                        $ 11             $ 10
                                                         ===              ===


                                                          (in millions)
                                                                      Oyster
                                                     TMI-1            Creek
Accumulated depreciation
provision at September 30, 1997:
       JCP&L                                         $ 35             $204
       Met-Ed                                          63                -
       Penelec                                         27                -
                                                      ---              ---
                                                     $125             $204
                                                      ===              ===

       Management believes that any TMI-1 and Oyster Creek retirement costs, in excess of those currently recognized for ratemaking purposes, should be recoverable from customers.

TMI-2:

       The estimated liabilities for TMI-2 future retirement costs (reflected as Three Mile Island Unit 2 Future Costs on the Consolidated Balance Sheets) as of September 30, 1997 are as follows:
                                         (in millions)

                          GPU          JCP&L            Met-Ed          Penelec

September 30, 1997        $444         $111             $222            $111

                                                        Financial Statements
                                                        Item 6.(b)
                                                        Page 30 of 47


These amounts are based upon the 1995 site-specific study estimates (in 1997 dollars) discussed above and an estimate for remaining incremental monitored storage costs of $16 million (JCP&L $4 million; Met-Ed $8 million; Penelec $4 million) as of September 30, 1997, as a result of TMI-2's entering long-term monitored storage in 1993. The GPU Energy companies are incurring annual incremental monitored storage costs of approximately $1 million (JCP&L $250 thousand; Met-Ed $500 thousand; Penelec $250 thousand).

       Offsetting the $444 million liability at September 30, 1997 is $264 million (JCP&L $37 million; Met-Ed $146 million; Penelec $81 million) which management believes is probable of recovery from customers and included in Three Mile Island Unit 2 Deferred Costs on the Consolidated Balance Sheets, and $208 million (JCP&L $83 million; Met-Ed $90 million; Penelec $35 million) in trust funds for TMI-2 and included in Nuclear Decommissioning Trusts, at Market on the Consolidated Balance Sheets. Earnings on trust fund deposits are included in amounts shown on the Consolidated Balance Sheets under Three Mile Island Unit 2 Deferred Costs. TMI-2 decommissioning costs charged to depreciation expense during the nine months ended September 30, 1997 amounted to $10 million (JCP&L $2 million; Met-Ed $7 million; Penelec $1 million).

       The NJBPU and PaPUC have granted JCP&L and Met-Ed, respectively, TMI-2 decommissioning revenues for the NRC funding target and allowances for the cost of removal of nonradiological structures and materials. In addition, JCP&L is recovering its share of TMI-2's incremental monitored storage costs. The Stipulation of Final Settlement approved by the NJBPU in March 1997 adjusts JCP&L's future revenues for retirement costs based on the 1995 site- specific study estimates, beginning in 1998. Based on Met-Ed's rate order, Penelec has recorded a regulatory asset for that portion of such costs which it believes to be probable of recovery.

       At September 30, 1997, the accident-related portion of TMI-2 radiological decommissioning costs is considered to be $68 million (JCP&L $17 million, Met-Ed $34 million; Penelec $17 million), which is the difference between the 1995 TMI-1 and TMI-2 site-specific study estimates (in 1997 dollars). In connection with rate case resolutions at the time, JCP&L, Met-Ed and Penelec made contributions to irrevocable external trusts relating to their shares of the accident-related portions of the decommissioning liability. In 1990, JCP&L contributed $15 million and in 1991, Met-Ed and Penelec contributed $40 million and $20 million, respectively, to irrevocable external trusts. These contributions were not recovered from customers and have been expensed. The GPU Energy companies will not pursue recovery from customers for any of these amounts contributed in excess of the $68 million accident-related portion referred to above.

       JCP&L intends to seek recovery for any increases in TMI-2 retirement costs, and Met-Ed and Penelec intend to seek recovery for any increases in the nonaccident-related portion of such costs, but recognize that recovery cannot be assured.

                                                           Financial Statements
                                                           Item 6.(b)
                                                           Page 31 of 47

                                    INSURANCE

       GPU has insurance (subject to retentions and deductibles) for its operations and facilities including coverage for property damage, liability to employees and third parties, and loss of use and occupancy (primarily incremental replacement power costs). There is no assurance that GPU will maintain all existing insurance coverages. Losses or liabilities that are not completely insured, unless allowed to be recovered through ratemaking, could have a material adverse effect on the financial position of GPU.

       The decontamination liability, premature decommissioning and property damage insurance coverage for the TMI station and for Oyster Creek totals $2.7 billion per site. In accordance with NRC regulations, these insurance policies generally require that proceeds first be used for stabilization of the reactors and then to pay for decontamination and debris removal expenses. Any remaining amounts available under the policies may then be used for repair and restoration costs and decommissioning costs. Consequently, there can be no assurance that in the event of a nuclear incident, property damage insurance proceeds would be available for the repair and restoration of that station.

       The Price-Anderson Act limits GPU's liability to third parties for a nuclear incident at one of its sites to approximately $8.9 billion. Coverage for the first $200 million of such liability is provided by private insurance. The remaining coverage, or secondary financial protection, is provided by retrospective premiums payable by all nuclear reactor owners. Under secondary financial protection, a nuclear incident at any licensed nuclear power reactor in the country, including those owned by the GPU Energy companies, could result in assessments of up to $79 million per incident for each of the GPU Energy companies' two operating reactors, subject to an annual maximum payment of $10 million per incident per reactor. In addition to the retrospective premiums payable under Price-Anderson, the GPU Energy companies are also subject to retrospective premium assessments of up to $52 million (JCP&L $31 million; Met-Ed $14 million; Penelec $7 million) in any one year under insurance policies applicable to nuclear operations and facilities.

       The GPU Energy companies have insurance coverage for incremental replacement power costs resulting from an accident-related outage at their nuclear plants. Coverage commences after a 17 week waiting period at $3.5 million per week, and after 23 weeks of an outage, continues for three years beginning at $1.8 million and $2.6 million per week for the first year for Oyster Creek and TMI-1, respectively, decreasing to 80% of such amounts for years two and three.

                                                     Financial Statements
                                                     Item 6.(b)
                                                     Page 32 of 47

               COMPETITION AND THE CHANGING REGULATORY ENVIRONMENT

The Emerging Competitive Market and Stranded Costs:

       The current market price of electricity being below the cost of some utility-owned generation and power purchase commitments, combined with the ability of some customers to choose their energy suppliers, has created the potential for stranded costs in the electric utility industry. These stranded costs, while potentially recoverable in a regulated environment, are at risk in a deregulated and competitive environment. Met-Ed and Penelec estimate that their total above-market costs related to power purchase commitments, company-owned generation, generating plant decommissioning, regulatory assets and transition expenses, on a present value basis at year-end 1998, are $1.4 billion and $1.3 billion, respectively. JCP&L estimates that its total above-market costs related to power purchase commitments and company-owned generation, on a present value basis at September 30, 1998, is $1.8 billion. The $1.8 billion excludes above-market generation costs related to Oyster Creek. In July 1997, JCP&L proposed, in its restructuring plans filed with the NJBPU, recovery of its remaining Oyster Creek plant investment as a regulatory asset, through a nonbypassable charge to customers. At September 30, 1997, JCP&L's net investment in Oyster Creek was $717 million. These estimates are subject to significant uncertainties including the future market price of both electricity and other competitive energy sources, as well as the timing of when these above-market costs become stranded due to customers choosing another supplier. The restructuring legislation in Pennsylvania and the Energy Master Plan (NJEMP) in New Jersey provide mechanisms for utilities to recover, subject to regulatory approval, their above-market costs. These regulatory recovery mechanisms in Pennsylvania and New Jersey differ, but should allow for the recovery of non-mitigable above-market costs through either distribution charges or separate nonbypassable charges to customers.


       In June 1997, Met-Ed and Penelec filed with the PaPUC their proposed restructuring plans to implement competition and customer choice in Pennsylvania as required by the comprehensive restructuring legislation enacted in 1996. In July 1997, JCP&L filed with the NJBPU its proposed restructuring plan for a competitive electric marketplace in New Jersey as required by the NJEMP. The PaPUC has stated that it will review and hold hearings on Met-Ed and Penelec's restructuring plans with decisions due by mid 1998. The NJBPU has stated that it intends to complete its review of JCP&L's plan so as to permit retail competition to begin in October 1998. In October 1997, GPU announced that it intends to begin a process to sell, through an auction, up to all of the fossil fuel and hydroelectric generating facilities owned by the GPU Energy companies. The GPU Energy companies will file supplemental information to their restructuring plans as a consequence of this development. There can be no assurance as to the extent that stranded costs will be recoverable in Pennsylvania and New Jersey.

                                                          Financial Statements
                                                          Item 6.(b)
                                                          Page 33 of 47

       In 1996, the Federal Energy Regulatory Commission (FERC) issued Order 888, which permits electric utilities to recover their legitimate and verifiable stranded costs incurred when a wholesale customer purchases power from another supplier using the utility's transmission system. In addition, Pennsylvania adopted comprehensive legislation in 1996 which provides for the restructuring of the electric utility industry and will permit utilities the opportunity to recover their prudently incurred stranded costs through a PaPUC-approved competitive transition charge, subject to certain conditions, including that utilities attempt to mitigate these costs. In 1997, the NJBPU released Phase II of the NJEMP, which proposes that New Jersey electric utilities should have an opportunity to recover their stranded costs associated with generating capacity commitments and caused by electric retail competition, provided that they attempt to mitigate these costs.

       The inability of the GPU Energy companies to recover their stranded costs in whole or in part could result in the recording of liabilities for above-market nonutility generation (NUG) costs and writedowns of uneconomic generation plant and regulatory assets recorded in accordance with Statement of Financial Accounting Standards No. (FAS) 71, "Accounting for the Effects of Certain Types of Regulation." Decommissioning costs, for which a liability may have to be recorded (see Nuclear Plant Retirement Costs), and the corresponding regulatory asset for amounts recoverable from customers, could also be subject to writedowns. The inability to recover these stranded costs would have a material adverse effect on GPU's results of operations.

Nonutility Generation Agreements:

       Pursuant to the requirements of the federal Public Utility Regulatory Policies Act (PURPA) and state regulatory directives, the GPU Energy companies have entered into power purchase agreements with NUGs for the purchase of energy and capacity for periods of up to 26 years (JCP&L 25 years; Met-Ed 26 years; Penelec 25 years). The following table shows actual payments from 1994 through 1996, and estimated payments from 1997 through 2001.

                          Payments Under NUG Agreements
                                  (in Millions)

                                    Total      JCP&L   Met-Ed  Penelec

   *  1994                            $528     $304     $101     $123
   *  1995                             670      381      131      158
   *  1996                             739      370      177      192
  **  1997                             736      367      173      196
      1998                             691      340      152      199
      1999                             706      344      152      210
      2000                             782      347      196      239
      2001                             805      353      225      227

*     Actual.

** The 1997 amounts consist of actual payments through September 30, 1997 and estimated payments for the remainder of the year.

                                                            Financial Statements
                                                            Item 6.(b)
                                                            Page 34 of 47

       As of September 30, 1997, facilities covered by agreements having 1,657 MW (JCP&L 896 MW; Met-Ed 356 MW; Penelec 405 MW) of capacity were in service. While a few of these NUG facilities are dispatchable, most are must-run and generally obligate the GPU Energy companies to purchase, at the contract price, the output up to the contract limits. Substantially all unbuilt NUG facilities for which the GPU Energy companies have executed agreements are fully dispatchable.

       The emerging competitive generation market has created uncertainty regarding the forecasting of the companies' energy supply needs, which has caused the GPU Energy companies to change their supply strategy to seek shorter-term agreements offering more flexibility. The cost of near- to intermediate-term (i.e., one to four years) energy supply from generation facilities now in service is currently and is expected to continue to be priced below the costs of new supply sources, at least for some time. The projected cost of energy from new generation supply sources has also decreased due to improvements in power plant technologies and lower forecasted fuel prices. As a result of these developments, the rates under virtually all of the GPU Energy companies' NUG agreements for facilities currently in operation are substantially in excess of current and projected prices from alternative sources.

       The GPU Energy companies are seeking to reduce the above-market costs of these NUG agreements by: (1) attempting to convert must-run agreements to dispatchable agreements; (2) attempting to renegotiate prices of the agreements;
(3) offering contract buyouts; and (4) initiating proceedings before federal and state agencies, and in the courts, where appropriate. In addition, the GPU Energy companies intend to avoid, to the maximum extent practicable, entering into any new NUG agreements that are not needed or not consistent with current market pricing, and are supporting legislative efforts to repeal PURPA. These efforts may result in claims against GPU for substantial damages. There can be no assurance as to the extent these efforts will be successful in whole or in part.

       In April 1997, Met-Ed and Penelec issued requests for proposals (RFPs) to 24 NUG projects which currently supply a total of approximately 760 MW under power purchase agreements. The RFPs requested the NUGs to propose buyouts, buydowns and/or restructurings of current power purchase contracts in return for cash payments which would be funded through the issuance of PaPUC approved securitized transition bonds. Met-Ed and Penelec are currently negotiating with two bidders to enter into definitive buyout agreements by the end of 1997. Payments would be made in 1998, subject to Met-Ed's and Penelec's ability to obtain the required funding through securitization.

                                                         Financial Statements
                                                         Item 6.(b)
                                                         Page 35 of 47

       JCP&L has contracts through 2002 to purchase between 5,100 GWH and 5,200 GWH of electric generation per year at prices which are estimated to escalate approximately 1.2% annually on a unit cost (cents/KWH) basis during this period. From 2003 through 2008, JCP&L has contracts to purchase between 4,700 GWH and 5,100 GWH of electric generation per year at an average annual cost of $369 million. The prices during this period are estimated to escalate approximately 1.5% annually. After 2008, when major contracts begin to expire, purchases steadily decline to approximately 865 GWH in 2014. The contract unit cost is estimated to escalate approximately 4% annually from 2009 through 2014, with a total average annual cost of $193 million during this period. All of JCP&L's contracts will have expired by the end of 2017. During this entire period, the NUG fuel mix is estimated to average approximately 95% natural gas.

       Met-Ed has contracts through 1999 to purchase between 2,000 GWH and 2,100 GWH of electric generation per year at prices which are estimated to escalate approximately 0.6% annually on a unit cost basis during this period. From 2000 through 2008, Met-Ed has contracts to purchase between 2,900 GWH and 4,300 GWH of electric generation per year at an average annual cost of $241 million. The prices during this period are estimated to escalate approximately 2.5% annually on a unit cost basis. From 2009 through 2012, Met-Ed is forecast to purchase between 1,500 GWH and 1,900 GWH of electric generation per year at an average annual cost of $169 million. During this period, the prices are estimated to escalate approximately 3.4% annually on a unit cost basis. After 2012, Met-Ed's remaining contracts expire rapidly through 2015; thereafter, they remain constant until the expiration of the last contract in 2020. During this entire period, the NUG fuel mix is estimated to average approximately 50% to 75% coal/waste coal.

       Penelec has contracts through 2000 to purchase between 3,000 GWH and 4,000 GWH of electric generation per year at prices which are estimated to escalate approximately 1.4% annually on a unit cost basis during this period. From 2001 through 2008, Penelec has contracts to purchase between 3,900 GWH and 5,000 GWH of electric generation per year at an average annual cost of $297 million. The prices during this period are estimated to escalate approximately 1.5% annually on a unit cost basis. From 2009 through 2017, purchases decline from approximately 3,000 GWH to approximately 1,500 GWH in 2017. The contract unit cost is estimated to escalate approximately 3.4% annually from 2009 through 2017, with a total average annual cost of $211 million during this period. After 2017, Penelec's remaining contracts expire rapidly through 2020. During this entire period, the NUG fuel mix is estimated to average approximately 65% to 95% coal/waste coal.

                                                            Financial Statements
                                                            Item 6.(b)
                                                            Page 36 of 47

       In February 1997, Met-Ed and Penelec entered into revised power purchase agreements with AES Power Corporation (AES) for 377 MW and 80 MW of capacity and related energy, respectively, related to a combined-cycle generating facility that AES plans to construct in Pennsylvania. Met-Ed and Penelec have paid $63.4 million and $5 million, respectively, to previous developers and AES to terminate the original power purchase agreements. In July 1997, the PaPUC ordered that the issue of recovery of the related buyout costs and approval of the revised power purchase agreements with AES be considered in Met-Ed and Penelec's restructuring proceedings. If the revised power purchase agreements with AES are not approved by the PaPUC, Met-Ed and Penelec have agreed to pay AES up to an additional $28 million and $5 million, respectively.

       In 1994, pursuant to a PaPUC order, Penelec entered into a power purchase agreement with Erie Power Partners L.P. (Erie), the developer of a proposed 80 MW coal-fired cogeneration facility. In November 1996, Penelec and Erie entered into an amended power purchase agreement and Penelec paid Erie $11.7 million to terminate the original agreement. In September 1997, Penelec agreed to the buyout of the amended power purchase agreement for up to an additional $12 million. Of this amount, Penelec paid $5 million to Erie in October 1997. Penelec will pay up to the remaining $7 million to the extent the PaPUC approves recovery. However, Penelec has agreed to pay 50% of any amount not approved by the PaPUC. Penelec has filed with the PaPUC requesting that the issue of
recovery  of  the  buyout  costs  be  considered   in  Penelec's   restructuring
proceeding.

       This discussion of "Nonutility Generation Agreements" contains estimates which are based on current knowledge and expectations of the outcome of future events. The estimates are subject to significant uncertainties, including changes in fuel prices, improvements in technology, the changing regulatory environment and the deregulation of the electric utility industry.

       The GPU Energy companies have been granted recovery of their NUG costs (including certain buyout costs) from customers by the PaPUC and NJBPU and expect to continue to pursue such recovery. Although the recently enacted legislation in Pennsylvania and the NJEMP in New Jersey both include provisions for the recovery of costs under NUG agreements and certain NUG buyout costs, there can be no assurance that the GPU Energy companies will continue to be able to recover similar costs which may be incurred in the future.

Regulatory Assets and Liabilities:

       Regulatory Assets and Regulatory Liabilities, as reflected in the September 30, 1997 Consolidated Balance Sheets in accordance with the provisions of FAS 71, "Accounting for the Effects of Certain Types of Regulation", were as follows:



                                                                                    Financial Statements
                                                                                    Item 6.(b)
                                                                                    Page 37 of 47

GPU                                                                           (In thousands)

                                                                           Assets                 Liabilities
Income taxes recoverable/refundable
 through future rates                                                   $   526,623              $   82,666
TMI-2 deferred costs                                                        345,352                    -
Nonutility generation contract buyout costs                                 251,068                    -
Unamortized property losses                                                  97,281                    -
Other postretirement benefits                                                88,220                    -
Environmental remediation                                                    90,174                    -
N.J. unit tax                                                                41,360                    -
Unamortized loss on reacquired debt                                          41,701                    -
Load and demand-side management programs                                     27,365                    -
N.J. low-level radwaste disposal                                             31,479                    -
DOE enrichment facility decommissioning                                      32,702                    -
Nuclear fuel disposal fee                                                    20,273                    -
Storm damage                                                                 28,937                    -
Other                                                                        33,405                   9,713
                                                                          ---------               ---------
     Total                                                               $1,655,940              $   92,379
                                                                          =========               =========


JCP&L                                                                       (In thousands)
                                                                          Assets              Liabilities
Income taxes recoverable/refundable
 through future rates                                                    $  148,752           $   30,052
TMI-2 deferred costs                                                        109,653                 -
Nonutility generation contract buyout costs                                 143,500                 -
Unamortized property losses                                                  92,336                 -
Other postretirement benefits                                                50,191                 -
Environmental remediation                                                    61,190                 -
N.J. unit tax                                                                41,360                 -
Unamortized loss on reacquired debt                                          29,433                 -
Load and demand-side management programs                                     27,365                 -
N.J. low-level radwaste disposal                                             31,479                 -
DOE enrichment facility decommissioning                                      20,414                 -
Nuclear fuel disposal fee                                                    22,416                 -
Storm damage                                                                 28,937                 -
Other                                                                         2,637                8,670
                                                                          ---------            ---------
     Total                                                               $  809,663           $   38,722
                                                                          =========            =========


Met-Ed                                                                      (In thousands)
                                                                          Assets              Liabilities
Income taxes recoverable/refundable
 through future rates                                                    $  172,186           $   22,527
TMI-2 deferred costs                                                        147,141                 -
Nonutility generation contract buyout costs                                  78,868                 -
Unamortized property losses                                                   2,769                 -
Other postretirement benefits                                                38,029                 -
Environmental remediation                                                     4,121                 -
Unamortized loss on reacquired debt                                           5,523                 -
DOE enrichment facility decommissioning                                       8,192                 -
Nuclear fuel disposal fee                                                    (1,454)                -
Other                                                                         9,438                2,463
                                                                          ---------            ---------
    Total                                                                $  464,813           $   24,990
                                                                          =========            =========





                                                                                    Financial Statements
                                                                                    Item 6.(b)
                                                                                    Page 38 of 47

Penelec                                                                     (In thousands)
                                                                          Assets              Liabilities

Income taxes recoverable/refundable
 through future rates                                                    $  205,685           $   30,087
TMI-2 deferred costs                                                         88,558                 -
Nonutility generation contract buyout costs                                  28,700                 -
Unamortized property losses                                                   2,176                 -
Environmental remediation                                                    24,863                 -
Unamortized loss on reacquired debt                                           6,745                 -
DOE enrichment facility decommissioning                                       4,096                 -
Nuclear fuel disposal fee                                                      (689)                -
Other                                                                        22,762                   12
                                                                          ---------            ---------
     Total                                                               $  382,896           $   30,099
                                                                          =========            =========



Income taxes recoverable/refundable through future rates: Represents amounts deferred due to the implementation of FAS 109, "Accounting for Income Taxes," in 1993.

TMI-2 deferred costs:  Represents  costs that are recoverable  through rates for the GPU  Energy  companies'  remaining  investment  in the plant and fuel  core,
radiological   decommissioning  and  the  cost  of  removal  of  nonradiological structures  and materials in accordance  with the 1995  site-specific  study (in
1997  dollars)  and JCP&L's  share of long-term  monitored  storage  costs.  For additional information, see TMI-2 Future Costs.

Nonutility generation contract buyout costs: Represents amounts incurred for terminating power purchase contracts with NUGs, for which rate recovery has been granted or is probable.

Unamortized  property  losses:  Consists mainly of costs associated with JCP&L's
Forked River project, which are included in rates.

Other  postretirement  benefits:  Includes costs associated with the adoption of
FAS  106,  "Employers'   Accounting  for  Postretirement   Benefits  Other  Than
Pensions,"  which are deferred in  accordance  with  Emerging  Issues Task Force
Issue 92-12, "Accounting for OPEB Costs by Rate-Regulated Enterprises."

Environmental remediation: Consists of amounts related to the investigation and remediation of several manufactured gas plant sites formerly owned by JCP&L, as well as several other JCP&L sites; Penelec's Seward station property; and future closure costs of various ash disposal sites for the GPU Energy companies. For additional information, see the Environmental Matters section.

N.J. unit tax: Represents certain state taxes, with interest, for which JCP&L received NJBPU approval in 1993 to recover over a ten-year period.





                                                            Financial Statements
                                                            Item 6.(b)
                                                            Page 39 of 47

Unamortized loss on reacquired debt: Represents premiums and expenses incurred in the early redemption of long-term debt. In accordance with FERC regulations, reacquired debt costs are amortized over the remaining original life of the retired debt.

Load and demand-side management (DSM) programs: Consists of load management costs and other DSM program expenditures that are currently being recovered, with interest, through JCP&L's retail base rates. Also includes provisions for lost revenues between base rate cases and performance incentives.

N.J. low-level radwaste disposal: Represents the estimated assessment for the siting of a disposal facility for low-level waste from Oyster Creek, less amortization, as allowed in JCP&L's rates.

DOE enrichment facility decommissioning: Represents payments to the DOE over a 15-year period beginning in 1994.

Nuclear fuel disposal fee: Represents amounts recoverable through rates for estimated future disposal costs for spent nuclear fuel at Oyster Creek and TMI-1 in accordance with the Nuclear Waste Policy Act of 1982.

Storm damage: Relates to incremental noncapital costs associated with various storms in the JCP&L service territory that are not recoverable through insurance. These amounts were deferred based upon past rate recovery precedent. An annual amortization amount is included in JCP&L's retail base rates and is charged to expense.

       Amounts related to the decommissioning of TMI-1 and Oyster Creek, which are not included in Regulatory Assets on the Consolidated Balance Sheets, are separately disclosed in the Nuclear Plant Retirement Costs section.


Accounting Matters:

       Historically, electric utility rates have been based on a utility's costs. As a result, the GPU Energy companies account for the economic effects of cost-based ratemaking regulation under the provisions of FAS 71. FAS 71 requires regulated entities, in certain circumstances, to defer as regulatory assets, the impact on operations of costs expected to be recovered in future rates. GPU has recorded on the Consolidated Balance Sheets $1.7 billion (JCP&L $809 million; Met-Ed $465 million; Penelec $382 million) in regulatory assets in accordance with FAS 71 (see Regulatory Assets and Liabilities section of Competition and the Changing Regulatory Environment).

       In response to the continuing deregulation of the electric utility industry, the Securities and Exchange Commission (SEC) has questioned the continued applicability of FAS 71 by California investor-owned utilities with respect to their electric generation operations. The GPU Energy companies believe that the SEC's concern also applies to them since retail access legislation has been enacted in Pennsylvania and proposed in New Jersey.

                                                            Financial Statements
                                                            Item 6.(b)
                                                            Page 40 of 47

       In response to the concerns expressed by the Staff of the SEC, the FASB's Emerging Issues Task Force (EITF) agreed to discuss the issues surrounding the continued applicability of FAS 71 to the electric utility industry. In May and July 1997, the EITF met to discuss these issues and they concluded that utilities are no longer subject to FAS 71, for the generation portion of their business, as soon as they know details of their individual transition plans. The EITF also concluded that utilities can continue to carry previously recorded regulated assets (including those related to generation) on their balance sheet if regulators have guaranteed a regulated cash flow stream to recover the cost of these assets. While the EITF's consensus must be complied with, the SEC has the final regulatory authority for accounting by public companies.

       In light of retail access legislation enacted in Pennsylvania and the NJEMP in New Jersey, the GPU Energy companies believe they will no longer meet the requirements for continued application of FAS 71, for the generation portion of their business, no later than mid 1998 for Met-Ed and Penelec, and October 1998 for JCP&L, the expected approval dates of their restructuring plans filed with state regulators. Once the GPU Energy companies are able to determine that the generation portion of their operations is no longer subject to the provisions of FAS 71, the related regulatory assets, net of regulatory liabilities, would, to the extent that recovery is not granted through their respective restructuring plans, have to be written off and charged to expense. The above-market costs of power purchase commitments would have to be expensed, and additional depreciation expense would have to be recorded for any differences created by the use of a regulated depreciation method that is different from that which would have been used under generally accepted accounting principles for enterprises in general. In addition, write-downs of plant assets could be required in accordance with FAS 121, "Accounting for the Impairment of Long-Lived Assets," discussed below. The amount of write-offs resulting from the discontinuation of FAS 71 will depend on the final outcome of the GPU Energy companies' individual restructuring proceedings, and could have a material adverse effect on GPU's results of operations and financial condition.

       FAS 121 requires that regulatory assets meet the recovery criteria of FAS 71 on an ongoing basis in order to avoid a writedown. In addition, FAS 121 requires that long-lived assets, identifiable intangibles, capital leases and goodwill be reviewed for impairment whenever events occur or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. FAS 121 also requires the recognition of impairment losses when the carrying amounts of those assets are greater than the estimated cash flows expected to be generated from the use and eventual disposition of the assets. The effects of FAS 121 have not been material to GPU's results of operations.

                                                           Financial Statements
                                                           Item 6.(b)
                                                           Page 41 of 47

                              ENVIRONMENTAL MATTERS

       As a result of existing and proposed legislation and regulations, and ongoing legal proceedings dealing with environmental matters, including but not limited to acid rain, water quality, ambient air quality, global warming, electromagnetic fields, and storage and disposal of hazardous and/or toxic wastes, GPU may be required to incur substantial additional costs to construct new equipment, modify or replace existing and proposed equipment, remediate, decommission or cleanup waste disposal and other sites currently or formerly used by it, including formerly owned manufactured gas plants, coal mine refuse piles and generation facilities.

       To comply with Titles I and IV of the federal Clean Air Act Amendments of 1990 (Clean Air Act), the GPU Energy companies expect to spend up to $277 million (JCP&L $46 million; Met-Ed $117 million; Penelec $114 million) for air pollution control equipment by the year 2000, of which approximately $242 million (JCP&L $43 million; Met-Ed $96 million; Penelec $103 million) has already been spent. In developing their least-cost plan to comply with the Clean Air Act, the GPU Energy companies will continue to evaluate major capital investments compared to participation in the sulfur dioxide (SO2) emission allowance market, the expected nitrogen oxide (NOx) emissions trading market and the use of low-sulfur fuel or retirement of facilities. In 1994, the Ozone Transport Commission (OTC), consisting of representatives of 12 northeast states (including New Jersey and Pennsylvania) and the District of Columbia, proposed reductions in NOx emissions it believes necessary to meet ambient air quality standards for ozone and the statutory deadlines set by the Clean Air Act. The GPU Energy companies expect that the U.S. Environmental Protection Agency (EPA) will approve state implementation plans consistent with the proposal, and that as a result, they will spend an estimated $17 million (JCP&L $1 million; Met-Ed $9 million; Penelec $7 million) (included in the above total), beginning in 1997, to meet the 1999 seasonal reductions agreed upon by the OTC. The OTC has stated that it anticipates that additional NOx reductions will be necessary to meet the Clean Air Act's 2005 National Ambient Air Quality Standard for ozone. However, the specific requirements that will have to be met at that time have not been finalized. In addition, in July 1997 the EPA adopted new, more stringent, rules on ozone and particulate matter. Several groups have filed suit in the U.S. Court of Appeals to overturn these new air quality standards on the grounds that, among other things, they are based on inadequate scientific evidence. Also, legislation has been introduced in the Congress that would impose a four-year moratorium on any new standards under the Clean Air Act. The GPU Energy companies are unable to determine what additional costs, if any, will be incurred if the EPA rules are upheld.

       GPU has been formally notified by the EPA and state environmental authorities that it is among the potentially responsible parties (PRPs) who may be jointly and severally liable to pay for the costs associated with the investigation and remediation at hazardous and/or toxic waste sites in the following number of instances (in some cases, more than one company is named for a given site):

 JCP&L          MET-ED         PENELEC        GPUN        GPU INC.       TOTAL
 -----          ------         -------        ----        --------       -----
   6               4              2             1             1           11

                                                            Financial Statements
                                                            Item 6.(b)
                                                            Page 42 of 47

       In addition, certain of the GPU companies have been requested to participate in the remediation or supply information to the EPA and state environmental authorities on several other sites for which they have not been formally named as PRPs, although the EPA and state authorities may nevertheless consider them as PRPs. Certain of the GPU companies have also been named in lawsuits requesting damages (which are material in amount) for hazardous and/or toxic substances allegedly released into the environment. The ultimate cost of remediation will depend upon changing circumstances as site investigations continue, including (a) the existing technology required for site cleanup, (b) the remedial action plan chosen and (c) the extent of site contamination and the portion attributed to the GPU companies involved.

       In August 1997, the EPA filed a complaint against GPU, Inc. in the United States District Court for the District of Delaware for enforcement of its unilateral order issued against GPU, Inc. to clean up the former Dover Gas Light Company (Dover) manufactured gas production site in Dover, Delaware. Dover was part of the AGECO/AGECORP group of companies from 1929 until 1942 and GPU, Inc. emerged from the AGECO/AGECORP reorganization proceedings. All of the common stock of Dover was sold in 1942 by a member of the AGECO/AGECORP group to an unaffiliated entity, and was subsequently acquired by Chesapeake Utilities Corporation. According to the complaint, the EPA is seeking up to $500 thousand in past costs, $4.2 million for work in connection with the cleanup of the Dover site and approximately $19 million in penalties. GPU, Inc. has responded to the EPA complaint stating that such claims should be dismissed because, among other things, they are barred by the operation of the Final Decree entered by the United States District Court for the Southern District of New York at the conclusion of the 1946 reorganization proceedings of AGECO/AGECORP. Chesapeake Utilities has also sued GPU, Inc. for a contribution to the cleanup of the Dover site. There can be no assurance as to the outcome of these proceedings.

       Pursuant to federal environmental monitoring requirements, Penelec has reported to the Pennsylvania Department of Environmental Protection (PaDEP) that contaminants from coal mine refuse piles were identified in storm water run-off at Penelec's Seward station property. Penelec signed a modified Consent Order, which became effective December 1996, that establishes a schedule for submitting a plan for long-term remediation, based on future operating scenarios, including reboilering the station using fluidized bed combustion technology. Penelec currently estimates that the remediation of the Seward station property will range from $12 million to $20 million and has a recorded liability of $12 million at September 30, 1997. These cost estimates are subject to uncertainties based on continuing discussions with the PaDEP as to the method of remediation, the extent of remediation required and available cleanup technologies. Penelec has requested, and expects to receive, recovery of these remediation costs in its restructuring plan filed with the PaPUC, and has recorded a corresponding regulatory asset of approximately $12 million at September 30, 1997.

                                                            Financial Statements
                                                            Item 6.(b)
                                                            Page 43 of 47

       In 1997, the GPU Energy companies filed with the PaDEP applications for re-permitting seven operating ash disposal sites, including projected site closure procedures and related cost estimates. The cost estimates for the closure of these sites range from approximately $16 million to $29 million, and a liability of $16 million (JCP&L $1 million; Met-Ed $4 million; Penelec $11 million) is reflected on the Consolidated Balance Sheets at September 30, 1997. JCP&L has requested recovery of its share of closure costs in its restructuring plan filed with the NJBPU in July 1997. Penelec and Met-Ed expect recovery through their restructuring plans filed with the PaPUC in June 1997. As a result, a regulatory asset of $16 million is reflected on the Consolidated Balance Sheets at September 30, 1997.

       JCP&L has entered into agreements with the New Jersey Department of Environmental Protection for the investigation and remediation of 17 formerly owned manufactured gas plant (MGP) sites. JCP&L has also entered into various cost-sharing agreements with other utilities for most of the sites. As of September 30, 1997, JCP&L has spent approximately $26 million in connection with the cleanup of these sites. In addition, JCP&L has recorded an estimated environmental liability of $46 million relating to expected future costs of these sites (as well as two other properties). This estimated liability is based upon ongoing site investigations and remediation efforts, which generally involve capping the sites and pumping and treatment of ground water. Moreover, the cost to clean up these sites could be materially in excess of $46 million due to significant uncertainties, including changes in acceptable remediation methods and technologies.

       In July 1997, JCP&L's request to establish a Remediation Adjustment Clause for the recovery of MGP remediation costs was approved by the NJBPU as part of the Stipulation of Final Settlement. At September 30, 1997, JCP&L had recorded on its Consolidated Balance Sheet a regulatory asset of $54 million, which included approximately $46 million related to expected future costs and approximately $8 million for past remediation expenditures in excess of collections from customers (including interest).

       JCP&L is pursuing reimbursement from its insurance carriers for remediation costs already spent and for future estimated costs. In 1994, JCP&L filed a complaint with the Superior Court of New Jersey against several of its insurance carriers, relative to these MGP sites. Pretrial discovery is continuing.


                       OTHER COMMITMENTS AND CONTINGENCIES

GPU International Group:

       At September 30, 1997, the GPU International Group had investments totaling approximately $625 million in facilities located in foreign countries. Although management attempts to mitigate the risk of investing in certain foreign countries by securing political risk insurance, the GPU International Group faces additional risks inherent to operating in such locations, including foreign currency fluctuations.

                                                      Financial Statements
                                                      Item 6.(b)
                                                      Page 44 of 47

       At September 30, 1997, GPU, Inc.'s aggregate investment in the GPU International Group was $218 million; GPU, Inc. has also guaranteed up to an additional $842 million of GPU International Group obligations. Of this amount, $639 million is included in Long-term debt on GPU's Consolidated Balance Sheet at September 30, 1997; $30 million of that amount relates to a GPU International, Inc. revolving credit agreement; and $173 million relates to various other obligations of the GPU International Group.

       GPU International, Inc. has ownership interests in three NUG projects which have long-term power purchase agreements with Niagara Mohawk Power Corporation (NIMO) with an aggregate book value of approximately $31 million. In July 1997, NIMO and 16 independent power producers (IPP), including the GPU International Group, executed a master agreement providing for the restructuring or termination of 29 power purchase agreements, pursuant to which NIMO has agreed to pay an aggregate of $3.6 billion in cash and/or debt securities, and to issue an aggregate of 46 million shares of NIMO common stock. The specific terms of restructured contracts that may be executed are being negotiated separately with each IPP.

       Parties to the agreement must still resolve a number of important issues and final resolution will require the execution of separate agreements for each project; approval by NIMO shareholders, the New York Public Service Commission, and other state and federal agencies; third party consents; successful financing by NIMO; and resolution of certain tax issues. While the parties are attempting to complete the transactions in early 1998, there can be no assurance as to the outcome of this matter.

       NIMO has also initiated an action in federal court seeking to invalidate numerous NUG contracts, including the three GPU International, Inc. projects discussed above. GPU International, Inc. has filed motions to dismiss the complaint. This proceeding has been stayed pending the outcome of the restructuring negotiations.

       In August 1997, the Government of the United Kingdom imposed a windfall profits tax on privatized utilities, including Midlands Electricity plc (Midlands), in which GPU has a 50% ownership interest. As a result, GPU recorded a one-time charge to income in the third quarter of 1997 of $109.3 million, or $0.90 per share. The tax is payable in two equal installments by December 1, 1997 and 1998.

Other:

      In October 1997, GPU announced that it intends to begin a process to sell, through an auction, up to all of the fossil fuel and hydroelectric generating facilities owned by the GPU Energy companies. These facilities total approximately 5,300 MW of capacity and have a net book value of approximately $1.1 billion at September 30, 1997. The net proceeds from the sale would be used to reduce the capitalization of the respective GPU Energy companies. It is anticipated that it will take approximately twelve to eighteen months to complete the sale.

                                                           Financial Statements
                                                           Item 6.(b)
                                                           Page 45 of 47

       GPU's construction programs, for which substantial commitments have been incurred and which extend over several years, contemplate expenditures of $364 million (JCP&L $171 million; Met-Ed $84 million; Penelec $104 million; Other $5 million) during 1997. As a consequence of reliability, licensing, environmental and other requirements, additions to utility plant may be required relatively late in their expected service lives. If such additions are made, current depreciation allowance methodology may not make adequate provision for the recovery of such investments during their remaining lives.

       The GPU Energy companies have entered into long-term contracts with nonaffiliated mining companies for the purchase of coal for certain generating stations in which they have ownership interests. The contracts, which expire at various dates between 1997 and 2004, require the purchase of either fixed or minimum amounts of the stations' coal requirements. The price of the coal under the contracts is based on adjustments of indexed cost components. One of Penelec's contracts for the Homer City station also includes a provision for the payment of postretirement benefit costs. The GPU Energy companies' share of the cost of coal purchased under these agreements is expected to aggregate $133 million (JCP&L $23 million; Met-Ed $29 million; Penelec $81 million) for 1997.

       JCP&L has entered into agreements with other utilities to purchase capacity and energy for various periods through 2004. These agreements will provide for up to 745 MW in 1997, declining to 527 MW in 1999 and 345 MW in 2000, through the expiration of the final agreement in 2004. Payments pursuant to these agreements are estimated to be $145 million in 1997, $128 million in 1998, $104 million in 1999, $84 million in 2000 and $99 million in 2001.

       In accordance with the Nuclear Waste Policy Act of 1982 (NWPA), the GPU Energy companies have entered into contracts with, and have been paying fees to, the DOE for the future disposal of spent nuclear fuel in a repository or interim storage facility. In December 1996, the DOE notified the GPU Energy companies and other standard contract holders that it will be unable to begin acceptance of spent nuclear fuel for disposal by 1998, as mandated by the NWPA. The DOE requested recommendations from contract holders for handling the delay. In January 1997, the GPU Energy companies, along with other electric utilities and state agencies, petitioned the U.S. Court of Appeals to, among other things, permit utilities to cease payments into the Federal Nuclear Waste Fund until the DOE complies with the NWPA. In May 1997, a joint petition was filed requesting that the U.S. Court of Appeals compel the DOE to comply with a 1996 decision in which the Court held that the DOE has an unconditional obligation under the NWPA to begin accepting spent nuclear fuel beginning not later than January 31, 1998. The DOE's inability to accept spent nuclear fuel by 1998 could have a material impact on GPU's results of operations, as additional costs may be incurred to build and maintain interim on-site storage at Oyster Creek. TMI-1 has sufficient on-site storage capacity to accommodate spent nuclear fuel through the end of its licensed life. In July 1997, a consortium of electric utilities, including GPUN, filed a license application with the NRC seeking permission to build a temporary above-ground disposal facility for spent nuclear fuel in northwestern Utah. There can be no assurance as to the outcome of these matters.

                                                           Financial Statements
                                                           Item 6.(b)
                                                           Page 46 of 47

      New Jersey and Connecticut have established the Northeast Compact, to construct a low-level radioactive waste disposal facility in New Jersey, which should commence operation by the end of 2003. GPUN's total share of the cost for developing, constructing, and site licensing the facility is estimated to be $58 million, which will be paid through 2002. Through September 30, 1997, $6 million has been paid. As a result, at September 30, 1997, a liability of $52 million is reflected on the Consolidated Balance Sheets. JCP&L is recovering these costs from customers, and a regulatory asset has also been recorded. (See the Regulatory Assets and Liabilities section.)

      JCP&L's two operating nuclear units are subject to the NJBPU's annual nuclear performance standard. Operation of these units at an aggregate annual generating capacity factor below 65% or above 75% would trigger a charge or credit based on replacement energy costs. At current cost levels, the maximum annual effect on net income of the performance standard charge at a 40% capacity factor would be approximately $11.7 million before tax. While a capacity factor below 40% would generate no specific monetary charge, it would require the issue to be brought before the NJBPU for review. The annual measurement period, which begins in March of each year, coincides with that used for the Levelized Energy Adjustment Clause.

      GPU has contracted for an integrated information system to manage the company's business growth, accomplish year 2000 compliance and meet the mandates of electric utility deregulation. The system is scheduled to be fully operational in early 1999. The estimated annual project costs of the system for the years 1997 through 1999 are $21 million, $61 million and $24 million respectively.

       As of September 30, 1997, approximately 53% of GPU's workforce was represented by unions for collective bargaining purposes. Penelec, JCP&L, and Met-Ed's collective bargaining agreements expire in 1998, 1999 and 2000, respectively.

       During the normal course of the operation of its businesses, in addition to the matters described above, GPU is from time to time involved in disputes, claims and, in some cases, as a defendant in litigation in which compensatory and punitive damages are sought by the public, customers, contractors, vendors and other suppliers of equipment and services and by employees alleging unlawful employment practices. While management does not expect that the outcome of these matters will have a material effect on GPU's financial position or results of operations, there can be no assurance that this will continue to be the case.

                                                         Financial Statements
                                                         Item 6.(b)
                                                         Page 47 of 47
2.    ACQUISITION OF POWERNET

       In November 1997, GPU Electric acquired the business of PowerNet Victoria (PowerNet) from the State of Victoria, Australia for A$2.6 billion (approximately U.S. $1.9 billion). PowerNet owns and maintains the existing high voltage electricity transmission system in the State of Victoria. The PowerNet transmission system serves all of Victoria covering an area of approximately 87,900 square miles and a population of approximately 4.5 million.

       The PowerNet acquisition is being financed through: (1) a senior debt facility of A$1.9 billion (approximately U.S. $1.4 billion), which is non-recourse to GPU, Inc.; (2) a five-year U.S. $450 million equity loan which is guaranteed by GPU, Inc.; and (3) an equity contribution from GPU, Inc. of U.S. $50 million. In early 1998, GPU, Inc. expects to issue and sell up to seven million shares of common stock, the net proceeds of which will be used to reduce indebtedness associated with the PowerNet and Midlands acquisitions.

       Pursuant to the PowerNet acquisition, the GPU International Group entered into various interest rate swap agreements to mitigate the risk of increases in variable interest rates on the A$1.9 billion (approximately U.S. $1.4 billion) senior debt facility. These swaps became effective on November 6, 1997, and are scheduled to expire on various dates through November 2007. The GPU International Group expects to record amounts paid and received under the agreements as adjustments to the interest expense of the underlying debt.

       The acquisition of PowerNet will be accounted for under the purchase method of accounting. The total acquisition costs exceed the preliminary estimated value of net assets by approximately U.S. $880 million. This excess amount is considered goodwill and will be amortized on a straight-line basis over 40 years. The amount of goodwill will be revised within twelve months when the final valuation of net assets is completed.

       GPU Electric owns a 50% interest in Solaris Power (Solaris), an Australian distribution company serving customers in and around Melbourne, which was acquired in 1995. Under Victoria's cross-ownership restrictions, GPU Electric is required to reduce its ownership interest in Solaris to not more than 20% within six months. GPU Electric plans to sell all of its ownership interest in Solaris and will use the net proceeds to repay debt associated with the Solaris acquisition (U.S. $57 million) and the balance to repay a portion of the PowerNet equity loan.